UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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GENESEE & WYOMING INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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GENESEE & WYOMING INC.

April 10, 2017
Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Genesee & Wyoming Inc. to be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 24, 2017 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. The notice and proxy statement for the annual meeting are attached to this letter and describe the business to be conducted at the annual meeting.

At this year’s annual meeting, we will vote for the election of four directors, seek the approval, in a non-binding, advisory vote, of the compensation paid to our Executive Officers, determine, in a non-binding, advisory vote, the frequency of future advisory votes on the compensation paid to our Executive Officers, and vote for the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2017. There will also be a report on the Company’s business, and stockholders will have an opportunity to ask questions.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 10, 2017 to our stockholders of record as of the close of business on March 27, 2017. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 5 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you may vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the annual meeting. If you decide to attend, you can still vote your shares in person if you wish.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on May 24, 2017.

Very truly yours,

Allison M. Fergus
General Counsel and Secretary

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS OF GENESEE & WYOMING INC.
DATE AND TIME:	Wednesday, May 24, 2017 at 10:00 a.m., Eastern Daylight Time

PLACE:	Hyatt Regency Greenwich 1800 East Putnam Avenue Old Greenwich, Connecticut 06870

ITEMS OF BUSINESS:	1) To elect the four directors listed in the accompanying proxy statement (the “Proxy Statement”);

2) To approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described in the Proxy Statement;

3) To determine, in a non-binding, advisory vote, the frequency of future advisory votes on the compensation paid to our named executive officers;

4) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

5) To transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on Monday, March 27, 2017 (the “Record Date”).

INTERNET AVAILABIITY:
A Notice of Internet Availability of Proxy Materials (the “Notice”) was sent on or about April 10, 2017 to our stockholders of record. We also provided Internet access to our proxy materials beginning on that date. If you received the Notice by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 5 of this proxy statement or in the Notice.

VOTING:
We urge you to participate in the annual meeting, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Your vote is important and we urge you to vote.

2016 ANNUAL REPORT:	A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 accompanies this Proxy Statement.

DISTRIBUTION:
This Notice of Annual Meeting of Stockholders and Proxy Statement, along with our annual report to stockholders, which includes our Form 10-K for our fiscal year ended December 31, 2016, and our related audited financial statements, are first being distributed or made available to stockholders, as the case may be, on or about April 10, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus
General Counsel and Secretary
April 10, 2017
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2017. The following proxy materials are available for you to view online at www.proxyvote.com: (1) this proxy statement (including all attachments, if any); (2) our annual report for the year ended December 31, 2016 (which is not deemed to be part of the official proxy soliciting materials); and (3) any amendments to the foregoing materials that are required to be furnished to stockholders. In addition, if you have not received a copy of our proxy materials and would like one, you may download an electronic copy of our proxy materials or request a paper copy at www.proxyvote.com. You will also have the opportunity to request paper or email copies of our proxy materials for all future meetings.

GENESEE & WYOMING INC.
Principal Executive Offices:
20 West Avenue
Darien, Connecticut 06820
PROXY STATEMENT
Our Board of Directors, or the Board, is soliciting proxies to be voted at our annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 24, 2017, at 10:00 a.m., Eastern Daylight Time, or at any adjournments or postponements of the annual meeting.

QUESTIONS AND ANSWERS
ABOUT THE 2017 ANNUAL MEETING AND VOTING

WHY AM I BEING PROVIDED WITH THESE PROXY MATERIALS?
We have made this proxy statement and our annual report for the fiscal year ended December 31, 2016 (the “Annual Report” and collectively with this proxy statement, the “Proxy Materials”) available to you on the Internet or, upon your request, have delivered printed versions of these materials and the proxy card to you by mail in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our annual meeting of stockholders. Directors, officers and other Company employees may also solicit proxies by telephone or otherwise. We will bear the cost of this solicitation.

Our Board has fixed the close of business on March 27, 2017 as the record date (“Record Date”) for our annual meeting. Only stockholders as of the Record Date are entitled to notice of and to vote at our annual meeting or at any adjournments or postponements thereof, in person or by proxy. The Proxy Materials are being made available to you because you owned shares of our common stock as of the close of business on the Record Date. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed voting decision.

WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
Pursuant to rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our Proxy Materials over the Internet. We believe that this e-proxy process will expedite our stockholders’ receipt of Proxy Materials, reduce the environmental impact of our annual meeting and lower the costs of printing and distributing our Proxy Materials. Accordingly, we expect to send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 10, 2017 to stockholders entitled to vote at the annual meeting. If you receive the Notice by mail, you will not receive a printed copy of the Proxy Materials unless you specifically request a printed copy.
All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice, to download printable versions of the Proxy Materials from this website or to request and receive a printed copy of the Proxy Materials from us. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy from us may be found in the Notice. If you receive paper copies of the Proxy Materials, a proxy card will also be enclosed.

WHAT WILL I BE VOTING ON?

•	To elect the four directors listed herein (see page 6);

•	to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described in this proxy statement (see page 60);

•	to determine, in a non-binding advisory vote, the frequency of future advisory votes on the compensation paid to our named executive officers (see page 62);

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2017 (see page 63); and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?
The holders of a majority of the voting power of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common

Stock, par value $0.01 per share (“Class B Common Stock”) issued and outstanding, must be present in person or by proxy to hold our annual meeting.

HOW MANY SHARES ARE ENTITLED TO VOTE?
As of the close of business on March 27, 2017, there were 61,511,715 shares of our Class A Common Stock outstanding and entitled to vote and 758,138 shares of our Class B Common Stock outstanding and entitled to vote.

HOW MANY VOTES DO I HAVE?
If you are a holder of our Class A Common Stock, then you are entitled to one vote per share of Class A Common Stock that you held as of the close of business on March 27, 2017. If you are a holder of our Class B Common Stock, then you are entitled to ten votes per share of Class B Common Stock that you held as of the close of business on March 27, 2017. All matters expected to be voted on at our annual meeting will be voted on by the holders of our Class A Common Stock and Class B Common Stock, voting together as a single class.

HOW DOES THE BOARD RECOMMEND THAT I VOTE?
Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this proxy statement;

•	“FOR” the approval, in a non-binding, advisory vote, of the compensation paid to our named executive officers as described in this proxy statement;

•	“FOR” one year with respect to how frequently an advisory stockholder vote to approve the compensation of our named executive officers should occur; and

•	“FOR” the ratification of the selection of PwC as our independent registered public accounting firm for 2017.
If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendations.

HOW DO I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING AND WHAT IS THE VOTING DEADLINE?
By Internet: You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit Control Number included on your Notice or your proxy card in order to vote by Internet.
By Telephone: You may submit your proxy by dialing (800) 690-6903. You will need the 16-digit Control Number included on your Notice or your proxy card in order to vote by telephone.
By Mail: If you have not already received a proxy card, you may request a hard copy of your Proxy Materials from us by following the instructions on your Notice. When you receive the proxy card, mark your selection on the proxy card, date and sign your name exactly as it appears on your proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Mail the proxy card in the postage-paid envelope that will be provided to you.

If you hold your shares in “street name,” you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail, as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting will close at 11:59 p.m. (Eastern Daylight Time) on May 23, 2017 for the voting of shares held by stockholders of record or held in “street name” and will close at 11:59 p.m. (Eastern Daylight Time) on May 22, 2017 for the voting of shares held by participants in our employee stock purchase plan.
Mailed proxy cards representing shares held by stockholders of record or held in “street name” must be received no later than May 23, 2017. Mailed proxy cards representing shares held by participants in our employee stock purchase plan must be received no later than May 22, 2017.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND IN “STREET NAME” AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” We have sent the Notice or, if requested, the Proxy Materials directly to you.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the

“beneficial owner” of shares held in “street name.” The
Notice, or Proxy Materials, if you elected to receive a hard copy, have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

HOW DO I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?
First, as described below, you must satisfy the requirements to attend the annual meeting. Then, if you are a stockholder of record, you must bring proof of identification along with your Notice or proof of ownership. If you hold shares in “street name,” you may vote them at the annual meeting only if you obtain a signed proxy from the record holder (the broker or other nominee) giving you the right to vote the shares. Shares held through our employee stock purchase plan cannot be voted in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by Internet or telephone or by proxy card, if you elected to receive a hard copy of your Proxy Materials, so that your vote will be counted, even if you later decide not to attend the annual meeting.

WHAT DO I NEED TO DO IF I WANT TO ATTEND THE ANNUAL MEETING?
You do not need to make a reservation to attend the annual meeting. However, you will need to demonstrate that you were a stockholder on the Record Date to be admitted to the meeting. If your shares are held in the name of your bank, broker or through our employee stock purchase plan or other holder of record, you will need to bring evidence of your beneficial stock ownership. If you do not have proof that you owned our stock as of the Record Date, you may not be admitted to the meeting. Attendance at the annual meeting is limited to our stockholders of record, participants of our employee stock purchase plan and beneficial owners, in each case as of the Record Date, members of their immediate families or their named representatives, as well as other invitees of the Company. We reserve the right to limit the number of representatives and immediate family members who may attend the meeting. Directions to the meeting are set forth on our website at www.gwrr.com/annualmeeting.

CAN I CHANGE OR REVOKE MY VOTE?
Yes. If you are a stockholder of record or a participant in our employee stock purchase plan, you may revoke your proxy or change your vote at any time before your proxy is voted. The last vote cast is what counts. To revoke your proxy or change a vote previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later time using any of the procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your proxy vote. Please keep in mind the deadlines for your vote to count which are presented on page 2.

HOW MANY VOTES ARE REQUIRED FOR THE PROPOSALS TO PASS?
Directors are elected by a plurality vote, which means that the four director nominees with the greatest number of affirmative votes cast, even if less than a majority, will be elected.
The non-binding, advisory votes on the compensation paid to our named executive officers, the frequency of future non-binding, advisory votes on the compensation paid to our named executive officers, as well as the proposal to ratify the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017 each requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.
It is important to note that all three of these proposals are non-binding and advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcome of such proposals.

HOW ARE VOTES COUNTED?
With respect to the election of directors, you may vote “FOR” all nominees for the Board, or you may “WITHHOLD” authority to vote for one or more nominees. A “WITHHOLD” vote will have the same effect as an abstention. Neither a “WITHHOLD” vote nor a broker non-vote will affect the outcome of the election because directors are elected by plurality voting, but each will be counted for purposes of determining if a quorum is present at the annual meeting.

With respect to the non-binding, advisory vote on
the compensation paid to our named executive officers, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” With respect to the frequency of future non-binding, advisory votes on the compensation paid to our named executive officers, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” For both proposals, abstentions will count as an “AGAINST” vote and will count as shares present for determining if a quorum is present at the annual meeting.

Broker non-votes will have no effect in determining whether the proposals are approved because the shares subject to the “broker non-vote” will not be deemed entitled to vote on this matter, but will be counted for purposes of determining if a quorum is present at the annual meeting.
With respect to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count as an “AGAINST” vote and will count as shares present for determining if a quorum is present at the annual meeting. There are no broker non-votes for auditor ratification because brokers have discretion to vote on the ratification of the selection of the Company’s independent registered public accounting firm.

WHAT IF I DO NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?
Stockholders should specify their choice for each matter described in the Notice, or the proxy card, as the case may be. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of each of the director nominees listed herein, FOR the advisory vote on compensation paid to our named executive officers, FOR one year with respect to how frequently an advisory stockholder vote to approve the compensation of our named executive officers should occur and FOR the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2017, and in accordance with the discretion of the holders of the proxy with respect to all other matters that properly come before our annual meeting or any adjournment or postponement thereof.

WHAT IF I DON’T VOTE MY SHARES BY PROXY AND DON’T ATTEND THE COMPANY’S ANNUAL MEETING?
If you are a “stockholder of record” (that is, your shares are registered in your own name with our transfer agent) or a participant in our employee stock purchase plan and you do not vote your shares, your shares will not be voted. If you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, under the New York Stock Exchange (“NYSE”) rules, your bank, broker or other holder of record will be unable to exercise discretionary authority for you with regard to the election of director nominees listed herein and with respect to the non-binding advisory vote on the compensation paid to our named executive officers and the frequency of future advisory votes on the compensation paid to our named executive officers. However, if you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your bank, broker or other holder of record will be able to exercise discretionary authority for you with regard to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017.

WILL ANYONE CONTACT ME REGARDING THIS VOTE?
No arrangements or contracts have been made with any proxy solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

WILL THE ANNUAL MEETING BE WEBCAST?
Our annual meeting will not be webcast.

HOW CAN I ACCESS ELECTRONICALLY OR RECEIVE A COPY OF THE COMPANY’S PROXY MATERIALS, INCLUDING THE ANNUAL REPORT?
This proxy statement, the proxy card and the Company’s Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. The Annual Report includes our audited financial statements for our fiscal year ended December 31, 2016, along with other financial information about our Company, which we urge you to read carefully.
All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability and to download printable versions of the Proxy Materials through this website or to request and receive a printed set of the Proxy Materials from us. If you own your shares of common stock of the Company in your name or participate in our employee stock purchase plan and wish to receive printed copies or stop receiving printed copies from us, you can make such a request by telephone at (800) 579-1639, by e-mail to sendmaterial@proxyvote.com or through the Internet at www.proxyvote.com. You will need your 16-digit Control Number located on your Notice to make such a request. If you hold your shares of common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to request printed copies of future Proxy Materials. Your choice will remain in effect unless you change your election. You will be provided with the opportunity to receive hard copies of the Proxy Materials in future mailings.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our by-laws allow us to set the size of our Board to be between three and 15 directors, and after the retirement of Mr. Fuller following our 2017 annual meeting, our Board will be composed of 10 directors. Mr. Fuller announced his retirement in early 2017, after 44 years of service as a director and 40 years as Chairman of the Board. As a consequence, Mr. Fuller will not be standing for re-election at our 2017 annual meeting. Effective upon Mr. Fuller’s retirement from the Board, Mr. Hellmann will serve as Chairman of the Board. Our Restated Certificate of Incorporation provides for a classified Board, consisting of three classes of directors, with each class serving staggered three-year terms. As a result, only a portion of our Board is elected each year. The four directors identified below, Messrs. Hellmann, Neupaver, Pyne and Smith, are to be elected by our stockholders for a three-year term expiring in 2020 or, in each case, until their respective successors are duly elected and qualified.
The following information describes the offices held and other directorships of each nominee. The particular experiences, qualifications, attributes or skills of each nominee that the Governance Committee believes will advance the Company’s goals are included in the individual biographies below. The Governance Committee and the Board believe that each of the nominees for election at the 2017 annual meeting possesses a strong and unique set of attributes. The Governance Committee and the Board believe that as a group, these nominees provide the Board with an optimal balance of experience, leadership, competencies, qualifications and skills.
Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Certain Beneficial Owners and Management” on page 57.
Our Board unanimously recommends that stockholders vote FOR the election of each of John C. Hellmann, Albert J. Neupaver, Joseph H. Pyne and Hunter C. Smith.
Proposed For Election as Director for a Three-Year Term Expiring in 2020

Name and Age on March 27, 2017	Principal Occupation, Business Experience and Other Directorships

JOHN C. HELLMANN Age: 46 Director since 2006
Principal Occupation: Chief Executive Officer of Genesee & Wyoming Inc. since June 2007 and President since 2005.

Business Experience: Chief Financial Officer of Genesee & Wyoming Inc. from 2000 to 2005.

Other Directorships: Association of American Railroads

Committees: Mr. Hellmann does not currently serve as a member of any of the Committees of our Board.

In connection with his nomination to the Board, the Board considered Mr. Hellmann’s extensive involvement in orchestrating the Company’s growth in his existing and previous managerial capacities, his in-depth knowledge of the Company’s operations, the leadership traits he has exhibited as Chief Executive Officer and his skill in developing effective strategies for the Company. Mr. Hellmann’s significant international business experience and his expertise in valuing and acquiring companies were also recognized when he was considered as a nominee.

Name and Age on March 27, 2017	Principal Occupation, Business Experience and Other Directorships

ALBERT J. NEUPAVER Age 66 Director since 2015
Principal Occupation: Executive Chairman, Westinghouse Air Brake Technologies Corporation since 2014.

Business Experience: Chairman of the Board and Chief Executive Officer, Westinghouse Air Brake Technologies Corporation from 2013 to 2014; President, Chief Executive Officer and Director, Westinghouse Air Brake Technologies Corporation from 2006 to 2013; President of the Electromechanical Group of AMETEK, Inc. from 1998 to 2006; President of the Industrial Metals Group of AMETEK, Inc. from 1993 to 1998; Vice President and General Manager of the Specialty Metals Products Division of AMETEK, Inc. from 1988 to 1993.

Other Directorships: Westinghouse Air Brake Technologies Corporation

Koppers Holdings Inc. — Audit Committee Member and Chairman of the Strategy and Risk Committee

Committees: Mr. Neupaver currently serves as a member of the Audit Committee of our Board.

In connection with his nomination to the Board, the Board considered Mr. Neupaver’s international business experience and his technological focus, noting his perspective as a public company chief executive officer. The Board also noted when considering his nomination that Mr. Neupaver has significant experience in growth through acquisitions, integrating companies and managing a diverse international business.

JOSEPH H. PYNE Age 69 Director since 2015
Principal Occupation: Executive Chairman of Kirby Corporation since 2014.

Business Experience: Chairman and Chief Executive Officer of Kirby Corporation from 2012 to 2014; President, Chief Executive Officer and Director, Kirby Corporation from 1995 to 2014; President of Dixie Carriers, Inc., a subsidiary of Kirby Corporation from 1984 to 1995; Executive Vice President, Vice President Administration, Assistant Vice President Operations, Director of Safety and Personnel and Project Manager of Dixie Carriers, Inc. from 1978 to 1984.

Other Directorships: Kirby Corporation — Executive Committee Member

 DHT Holdings, Inc. — Audit Committee and Compensation Committee Member

Committees: Mr. Pyne serves as a member of the Compensation Committee of our Board.

In connection with his nomination to the Board, the Board considered Mr. Pyne’s transportation industry expertise and his extensive management experience. The Board also noted the integral role Mr. Pyne played in the significant growth of Kirby Corporation through acquisitions when considering his nomination.

HUNTER C. SMITH Age 49 Director since 2015
Principal Occupation: Vice President, Finance, Inflammation and Immunology of Celgene Corporation since 2013.

Business Experience: Chief Financial Officer of Sugar & Bioenergy Segment, Bunge Limited from 2010 to 2013; Corporate Treasurer, Bunge Limited from 2007 to 2010; Chief Risk Officer, Bunge Limited from 2006 to 2007; Chief Financial Officer of Bunge Asia, Bunge Limited from 2003 to 2006; Director of Global Communications, Bunge Limited from 2001 to 2003; Assistant Treasurer, Bunge Limited from 1999 to 2001; Director of Commodities Finance, UBS AG from 1994 to 1999; Analyst, Commodities Finance, UBS AG from 1992 to 1994; Credit Analyst, Manufacturers Hanover Corporation from 1990 to 1992.

Other Directorships: Mr. Smith does not currently serve on the board of directors of any other public companies.

Committees: Mr. Smith currently serves as a member of the Governance Committee of our Board.

In connection with his nomination to the Board, the Board considered Mr. Smith’s expertise in accounting, finance and risk management. The Board believes that Mr. Smith brings to the Board extensive corporate finance and international business experience. The Board also noted Mr. Smith’s in-depth knowledge of the agribusiness industry when considering his nomination.

Unless authority to vote for one or more of the nominees is specifically withheld or authority to vote against is given according to the instructions, proxies received will be voted FOR the election of John C. Hellmann, Albert J. Neupaver, Joseph H. Pyne and Hunter C. Smith.

Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine. Therefore, if you vote by proxy, and if unforeseen circumstances make it necessary or desirable for our Board to substitute another person for a director nominee, the persons named in the proxy card will vote your shares for that person.
Directors Whose Terms Do Not Expire at the 2017 Annual Meeting
The following table sets forth certain information with respect to each of our directors whose term in office does not expire at the 2017 annual meeting.
Terms Expiring at Annual Meeting in 2018

Name and Age on March 27, 2017	Principal Occupation, Business Experience and Other Directorships

RICHARD H. ALLERT Age 74 Director since 2011
Principal Occupation: Professional director of public companies in the United States and Australia, including a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd, since 2008.

Business Experience: Founder and partner of Allert, Heard & Co. from 1979 to 1989.
Partner of Peat Marwick Mitchell & Co. from 1973 to 1979.

Other Directorships: Western Desert Resources Ltd. — Chairman of the board of directors (listed in Australia)

AMP Superannuation Limited and N.M. Superannuation Pty Limited — Chairman of the board of directors

James Morrison Academy of Music Pty Ltd — Chairman of the board of directors

AMP Ltd until 2014 (listed in Australia)

Gerard Lighting Group Ltd. — Deputy Chairman of the board of directors until October 2012 (listed in Australia)

AXA Asia Pacific Holdings Ltd. until 2011 (listed in Australia until acquired by AMP Ltd. on March 30, 2011)

Committees: Mr. Allert currently serves as Chairman of the Australia Committee and as a member of the Audit and Compensation Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Allert has extensive public company board experience in Australia and is familiar with the Company’s business since he has been a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd, since 2008. In addition, the Board believes that Mr. Allert’s experience in Australian business will continue to be of significant benefit to the Company. Further, Mr. Allert’s experience as a chartered public accountant is also beneficial to the Board in its oversight of accounting matters.

HANS MICHAEL NORKUS Age 70 Director since 2009
Principal Occupation: Founder and President of Alliance Consulting Group since 1986.

Business Experience: Vice President and Director of The Boston Consulting Group from 1975 to 1986.

Other Directorships: Acco Brands Corporation — Compensation Committee Member, Nominating and Governance Committee member and Chairman of the Executive Committee

Overland Storage, Inc. until January 2011

Committees: Mr. Norkus currently serves as a member of the Compensation and Governance Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Norkus founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams of multinational companies. The Board believes that Mr. Norkus brings to the Board international business experience, entrepreneurial experience and expertise in strategic planning, assisting companies with growth and organizational effectiveness.

Name and Age on March 27, 2017	Principal Occupation, Business Experience and Other Directorships

ANN N. REESE Age 64 Director since 2012
Principal Occupation: Co-Executive Director and Co-Founder of the Center for Adoption Policy since 2001.
Business Experience: Principal, Clayton, Dubilier & Rice from 1999 to 2000; Executive Vice President and Chief Financial Officer of ITT Corporation from 1995 to 1998; Treasurer of ITT Corporation from 1992 to 1995.

Other Directorships: Xerox Corporation — Chairman of the Corporate Governance Committee and Finance Committee Member and Lead Independent Director

Sears Holdings Corporation — Chairman of the Audit Committee and Compensation Committee Member

Committees: Ms. Reese currently serves as the Chairman of our Audit Committee and as a member of the Governance Committee of our Board.

In connection with her nomination to the Board, the Board recognized Ms. Reese’s extensive executive experience in corporate finance and financial reporting, as well as her knowledge, perspective and corporate governance expertise. The Board also considered that her expertise in financial and accounting matters, her experience as the Chief Financial Officer and Treasurer of a large public company and her service on other public company boards and committees would significantly benefit the Company. In addition, the Board also noted Ms. Reese’s significant involvement with the University of Pennsylvania as a Trustee as another means to enrich the diverse perspectives of the Board.

Term Expiring at Annual Meeting in 2019

RICHARD H. BOTT Age 70 Director since 2012
Principal Occupation: Retired.

Business Experience: Vice Chairman, Institutional Securities Group of Morgan Stanley & Co. Incorporated from 2003 to 2007; Vice Chairman, Investment Banking of Credit Suisse First Boston Corporation from 1998 to 2003; Managing Director, The First Boston Corporation and its successor companies, CS First Boston Corporation and Credit Suisse First Boston Corporation, from 1982 to 1998; Vice President, Assistant Vice President & Associate, The First Boston Corporation from 1972 to 1982.

Other Directorships: Lear Corporation — Audit Committee Member

Committees: Mr. Bott currently serves as a member of the Audit and Compensation Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Bott has extensive finance, strategy and transactional experience with larger companies, both domestic and international, from his 35-year career as an investment banker.

ØIVIND LORENTZEN III Age 66 Director since 2006
Principal Occupation: Managing Director, Northern Navigation LLC since 2016.

Business Experience: Chief Executive Officer of SEACOR Holdings Inc. from September 2010 to February 2015. Founded Northern Navigation International, Ltd. in 1990; Chairman of NFC Shipping Funds from 2001 to 2008; Founding Sponsor of Northern Shipping Funds from 2008 to 2010; President and Chief Executive Officer of Northern Navigation International, Ltd. from June 1990 to September 2010.

Other Directorships: SEACOR Holdings Inc. — Non-Executive Vice Chairman of the Board of Directors

Dorian LPG

ERA Group Inc. until October 2014

Committees: Mr. Lorentzen currently serves as Chairman of the Governance Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Lorentzen’s prior experience as the founder, President and Chief Executive Officer of an international shipping company, which provides the Board with valuable experience in evaluating international opportunities. Mr. Lorentzen’s recent experience as the Chief Executive Officer of a public company also provides a valuable perspective to the Board.

Name and Age on March 27, 2017	Principal Occupation, Business Experience and Other Directorships

MARK A. SCUDDER Age 54 Director since 2003
Principal Occupation: Chief Executive Officer and President of Scudder Law Firm, P.C., L.L.O. since January 2010; President of Scudder Law Firm from 2002 through 2009.

Business Experience: Attorney with Scudder Law Firm since 1993, representing public and private companies in mergers and acquisitions, financing transactions and general corporate matters, with a particular focus on the U.S. trucking industry.

Other Directorships: Mr. Scudder has not served on the Board of Directors of any other public companies in the last five years.

Committees: Mr. Scudder currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Scudder’s background as an attorney, his expertise in advising public companies on mergers and acquisitions and governance matters, his extensive experience in the transportation industry, his extensive experience advising public companies on financial transactions and financial analysis, and his significant involvement with audit committee matters for other public companies, all of which provide a valuable perspective to the Board.

RELATED PERSON TRANSACTIONS
Non-Management Directors
Commercial Relationship with Westinghouse Air Brake Technologies Corporation (“Wabtec”). Mr. Neupaver, a current director who is standing for reelection at our annual meeting for a three-year term expiring in 2020, is Executive Chairman of Wabtec. Wabtec provides locomotive and freight car fleet maintenance services and other ancillary services to a number of our subsidiaries. Mr. Neupaver is not a significant stockholder of Wabtec as he beneficially owns only 1.01% of Wabtec’s shares as of January 31, 2017. For the year ended December 31, 2016, the aggregate amount paid by the Company to Wabtec and its subsidiaries for services was less than $8 million, which accounted for less than 1% of the 2016 consolidated gross revenues of Wabtec.
Class B Stockholders’ Agreement and Issuances of Class B Common Stock
The Company, Mortimer B. Fuller III, our current Chairman of the Board who will not stand for reelection, our officers (collectively, the “Section 16 Executive Officers”) who are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all holders of our Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996 (the “Class B Stockholders’ Agreement”). Under the agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that would result in the automatic conversion of those shares into shares of Class A Common Stock, the Section 16 Executive Officers have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, in each case at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Section 16 Executive Officers have the right to purchase any shares that remain. In the event that the employment of any Section 16 Executive Officer terminates, these purchase rights also apply to any Class B Common Stock held by the Section 16 Executive Officer, if any. The effect of the Class B Stockholders’ Agreement is to concentrate ownership of the Class B Common Stock, which entitles the holders thereof to 10 times the voting power per share of the Class A Common Stock, in the hands of our management and Mr. Fuller. See “Security Ownership of Certain Beneficial Owners and Management” on page 57.
In 2012, our Corporate Governance Principles were amended to formalize the Company’s current policy on limiting additional issuances of Class B Common Stock. Generally, pursuant to the Corporate Governance Principles, the Board does not expect to approve any new issuances of Class B Common Stock other than (a) the transfer of outstanding Class B Common Stock: (1) by gift to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof, (2) to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof, which results, whether by bequest, operation of the laws of intestate succession or otherwise, from the death of such holder of record, or (3) to Mr. Fuller or any Section 16 Executive Officer, in accordance with the terms of the Class B Stockholders’ Agreement and (b) issuances in connection with the subdivision (whether in the form of a stock dividend or otherwise), consolidation, reclassification or other change in the Class B Common Stock, in each case in accordance with the conditions set forth in the Company’s Restated Certificate of Incorporation then in effect.
Chairman Employment Agreement
Pursuant to an employment agreement, dated as of May 30, 2007, with Mr. Fuller, who was previously Executive Chairman and our CEO, as amended and restated on December 30, 2009, Mr. Fuller, in addition to serving as Chairman of the Board, can provide consulting services to the Company as an independent contractor until December 31, 2017 (the “Transitional Period”). Mr. Fuller is entitled to receive a retainer during the Transitional Period of $10,000 per month to the extent that he provides consulting services. Beginning in 2014, Mr. Fuller’s monthly consulting payments were reduced by his contributions for medical insurance premiums. Mr. Fuller has further agreed that during the Transitional Period and for a period of two years from the last day of the Transitional Period, he will not, directly or indirectly, compete with the business of, solicit employees of or induce business relations to cease doing business with the Company or its subsidiaries. Notwithstanding Mr. Fuller's retirement from the Board effective May 24, 2017, Mr. Fuller will continue to provide services under the employment agreement until December 31, 2017 to wind-down and transition out of his role as an independent contractor.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions
The Board adopted a written Related Person Transaction Policy, which requires (1) the review and approval, or ratification, by the Governance Committee, or by a sub-committee of the Board composed solely of independent directors who are disinterested, of all related person transactions that would be required to be disclosed pursuant to the rules and regulations of the SEC and (2) that any employment relationship or employment transaction involving any of our officers with policy-making functions as set forth on page 25 (collectively, the “Executive Officers”) and any related compensation to such Executive Officer must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board for its approval. In connection with the review and approval, or ratification, of related person transactions, management must disclose to the Governance Committee or the Compensation Committee, as applicable, the material terms of the transaction, including the approximate dollar value associated with the transaction, and the nature of the related person’s interest in the transaction. Information with respect to compliance with any applicable agreements and any disclosure obligations must also be provided. To the extent that the transaction involves an independent director, consideration must also be given, as applicable, to the NYSE listing standards, our categorical standards of independence included in our Corporate Governance Principles, the requirements of Section 162(m) of the Internal Revenue Code (“IRC”) and other relevant rules under the Exchange Act related to independence.

BOARD OF DIRECTORS AND CERTAIN
CORPORATE GOVERNANCE MATTERS
Director Independence
General
Pursuant to the General Corporation Law of the State of Delaware, the state in which we are incorporated, and our by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer (“CEO”) and other officers, by reviewing materials provided to them by management, by participating in meetings of the Board and its committees and by visiting various facilities and operations. We currently have 11 Board members, including 9 independent non-management directors, one management director and our non-independent Chairman. Effective after the annual meeting, we will have 10 Board members, with Mr. Hellmann serving as our non-independent Chairman upon the retirement of Mr. Fuller and Mr. Lorentzen serving as lead independent director, as previously announced by the Company in early 2017.
Corporate Governance Principles and Categorical Independence Standards
In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. These categorical independence standards are consistent with the NYSE standards regarding director independence and establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial, as the case may be, for purposes of assessing a director’s independence. In the event that a director maintains any relationship with us that is not addressed in these standards and could reasonably be expected to impact a director’s independence, the independent members of our Board or the Governance Committee, as applicable, will make an affirmative determination as to whether such relationship is material and whether such relationship would compromise the director’s independence under our Corporate Governance Principles. You may find a link to our Corporate Governance Principles, which include our independence standards, on our website at http://ir.gwrr.com/governance.
Evaluations of Director Independence
The Governance Committee undertook its annual review of director independence in accordance with the independence standards set forth in our Corporate Governance Principles and the NYSE and SEC rules and reviewed with our Board its findings. During this review, our Board considers any transactions and relationships between each director (and members of their immediate families) and our Company, its subsidiaries and affiliates, including those reported under “Related Person Transactions— Non-Management Directors” above. Our Board also examined any transactions and relationships between directors, the nominees, and their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.
As a result of this review, our Board affirmatively determined that all of our directors and nominees for director are independent for purposes of Section 303A of the Listed Company Manual of the NYSE, with the exception of John C. Hellmann and Mortimer B. Fuller III by virtue of Mr. Hellmann’s position as CEO and Mr. Fuller’s previous role as CEO of the Company until 2007, his ongoing role as a consultant and his significant ownership interest in the Company as described in “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 57.
Our Board has also determined that all of the directors who serve on Board committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE (including for purposes of serving on the applicable committees) and under our Corporate Governance Principles and that all of the members of the Compensation Committee are also “outside directors” within the meaning of Section 162(m) of the IRC and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Board Leadership Structure
The Board believes that the decision to combine or separate the CEO and Chairman positions depends on the facts and circumstances facing the Company at a given time and could change over time. We do not have a formal policy regarding whether to separate the Chairman and CEO positions.
In 2007, when Mr. Fuller transitioned the role of CEO to Mr. Hellmann, it was determined that having a separate Chairman, whose sole job is to lead the Board, would allow Mr. Hellmann to focus his time and energy on running the operations of our Company and on pursuing our strategic initiatives. This structure was particularly effective since our CEO and our Chairman have open lines of communication and an excellent working relationship that was developed for 17 years, including when our Chairman, Mr. Fuller, served as our Chairman and CEO and our current CEO served as our Chief Financial Officer (“CFO”), and later, as our President.

In conjunction with the upcoming retirement of Mr. Fuller from the Board effective at the 2017 annual meeting, and in light of the Company’s continued growth, diversification and increased complexity in our business, Mr. Hellmann will serve as Chairman of the Board and Mr. Lorentzen will serve as the lead independent director. The Board believes this new role, combined with the leadership of Mr. Hellmann as Chairman and CEO, is in the best interests of the Company and its stockholders. As part of its most recent leadership assessment, the Board considered the strategic goals of the Company, its opportunities and challenges, the diverse capabilities of our directors, as well as best practices in the market, among other factors, in determining that this leadership structure will provide the right balance between effective independent oversight of the Company’s and the Board’s activities, consistent with strong corporate leadership. In addition, we believe that this leadership structure provides appropriate risk oversight of our activities.
In his future role as Chairman of the Board and CEO, Mr. Hellmann, as an experienced leader with extensive knowledge of the Company’s business, strategies and the rail industry, will serve as a highly effective bridge between the Board and management and will provide the vision and leadership to execute on the Company’s strategy and create shareholder value. As the Company continues to implement its ongoing business strategy, the independent directors believe that the Company is best served by having the leader and architect of that strategy as Chairman of the Board.
The Board currently has 11 members and the following four standing committees: Audit, Compensation, Governance and Australia. Each of the four standing committees is comprised solely of independent directors and, consequently, Messrs. Hellmann and Fuller are not committee members. From time to time, the Board will also establish “ad hoc” committees relating to special transactions to be considered by the Board.
We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of each of our committees, benefits our Company and our stockholders. The following table shows the current membership of each of our Board’s standing committees and the number of meetings held by each of those committees during 2016:

Director	Audit Committee	Compensation Committee	Governance Committee	Australia Committee
Richard H. Allert (1)	X	X	—	Chair
Richard H. Bott	X	X	—	—
Mortimer B. Fuller III (2)	—	—	—	—
John C. Hellmann	—	—	—	—
Øivind Lorentzen III	—	—	Chair	—
Albert J. Neupaver (3)	X	—	—
Hans Michael Norkus	—	X	X	—
Joseph H. Pyne (4)	—	X	—
Ann N. Reese	Chair	—	X	—
Mark A. Scudder	X	Chair	—
Hunter C. Smith	—	—	X	—
2016 Meetings	10	9	4	6

(1)	Mr. Allert has also served as a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd, since 2008.

(2)	Mr. Fuller will not stand for reelection.

(3)	Mr. Neupaver has served on the Audit Committee since May 17, 2016.

(4)	Mr. Pyne has served on the Compensation Committee since May 17, 2016.
Committee Charters
Our Board has adopted a charter for each of the Audit, Compensation, Governance and Australia committees that addresses the composition and function of each committee. You may find links to current copies of our committee charters on our website at http://ir.gwrr.com/governance.

Audit Committee
The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm. The Report of the Audit Committee relating to 2016 appears on page 66 of this proxy statement. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Reese qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC regulations. The Board reached its conclusion as to Ms. Reese’s qualification based on, among other things, her education, her business experience, most notably her service as the Chief Financial Officer of ITT Corporation from 1995 through 1998, and her experience as an audit committee chairman at another public company.
Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the (1) oversight of the Company’s compensation programs, which includes approval of the compensation paid to our Executive Officers and other key personnel and (2) evaluation of the CEO. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee composed of two or more of its members. The Compensation Committee’s report relating to 2016 appears on page 42 of this proxy statement. The Compensation Committee also reports and makes recommendations to the Board regarding the Company’s compensation philosophy and new executive compensation policies and informs the other members of the Board about the Compensation Committee’s decisions regarding compensation for the Executive Officers.
Compensation Consultants
In accordance with the Compensation Committee Charter, the Compensation Committee also has the authority to retain outside consultants or advisors as it deems necessary or advisable. From 2013 through June 2015, Farient Advisors LLC (“Farient”) served as the Compensation Committee’s independent compensation consultant to assist with the review and administration of the Company’s executive compensation program and to conduct an executive compensation study launched in May 2013. Farient also advised our Governance Committee on the compensation paid to our non-management directors in 2014. Since July 2015, the Compensation Committee has retained Echelon Compensation Partners (“Echelon”) as its new independent compensation consultant to conduct an annual review of the Company’s executive compensation program and to provide other general executive compensation consulting services. Additional information with respect to the Compensation Committee’s retention of compensation consultants or other outside advisors and their roles is set forth under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 26 of this proxy statement.
Compensation Committee Processes and Procedures
In performing its duties, the Compensation Committee meets periodically with our CEO. Our CEO participates in discussions of the Compensation Committee and makes recommendations with respect to compensation decisions (other than with respect to himself), but he does not vote or otherwise participate in the Compensation Committee’s ultimate decisions, which are determined in executive session, or sessions without the presence of management directors. Our Board believes that it is prudent to have our CEO participate in these discussions because his evaluations and recommendations with respect to the compensation and benefits paid to Executive Officers, other than himself, are extremely valuable to the Compensation Committee.
Generally, the Compensation Committee considers the compensation of Executive Officers and other key employees at the first regularly scheduled Compensation Committee meeting of the year. At this meeting, each element of the compensation paid under the executive compensation program is reviewed, including annual incentive compensation earned for the prior year, as well as base salaries, annual performance targets, and long-term incentive compensation for the current year. In addition to determining any new performance-based compensation programs as described below under “Executive Compensation—Compensation Discussion and Analysis,” the fair value of the annual stock-based long-term incentive compensation awards to employees, including Executive Officers, is also reviewed at this meeting. Approval of the compensation matters generally occurs during the first quarter of each year. As a result of updates made by the Compensation Committee to the Company’s Stock-Based Awards Policy, effective February 2, 2016, stock-based long term incentive compensation awards are granted on February 28 each year (or if February 28 does not fall on a trading day of the NYSE, the preceding trading day).
Additional information regarding the participation of our CEO in matters that are the responsibility of the Compensation Committee and the criteria used by the Compensation Committee in making compensation decisions is set forth under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 26.

Governance Committee
The Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying qualified individuals to become directors, (2) selecting, or recommending that our Board select, particular candidates for any directorships to be filled by our Board or by the stockholders, (3) developing and recommending the content of our Corporate Governance Principles to our Board and (4) otherwise taking a leadership role in shaping our corporate governance. The process for identifying qualified director nominees entails the Governance Committee identifying potential new candidates by recommendations from its members, other Board members, management and stockholders. In evaluating candidates for directorships, our Board, with the help of the Governance Committee, takes into account a variety of factors it considers appropriate, which include certain minimum individual qualifications such as strength of character, mature judgment and an ability to work collegially with other members of the Board. Other factors considered in evaluating candidates include the following: leadership skills; industry knowledge or experience; general business acumen and experience; broad knowledge of the rail freight business or of other modes of transportation; knowledge of strategy, finance and international business experience; government affairs experience related to transportation; legal experience; experience with corporate governance; age; the number of other board seats held; and willingness to commit the necessary time to ensure an active Board whose members work well together and possess the collective knowledge and expertise required. Although the Governance Committee does not have a formal policy with respect to diversity, diversity is one of the factors considered when evaluating candidates for directorship. The Governance Committee is also tasked with, among other matters, enforcing the Company’s corporate governance policies associated with the issuances of new shares of Class B Common Stock, reviewing and recommending compensation of non-management directors to the Board and reviewing and recommending to the Board director and officer indemnification and insurance matters. Additional information with respect to non-management director compensation in 2016 is set forth under “Director Compensation,” beginning on page 19 of this proxy statement.
Australia Committee
The Australia Committee was formed in 2010 in light of the increase in the size and scope of the Company’s operations in Australia.  Mr. Allert was appointed to the Australia Committee in April 2012, and served as a representative of the Board on the board of directors of the Company’s subsidiary, Genesee & Wyoming Australia Pty Ltd. (“GWA”), until the Company’s December 2016 acquisition of Glencore Rail (“GRail”) as further described under “Executive Compensation —Compensation Discussion and Analysis”.  Following the GRail acquisition, oversight of the Company’s operations in Australia transitioned to the management committee of GW Australia Holdings, LP (“GWAH”).  Mr. Allert currently serves as a Company representative on the GWAH management committee.   Philip J. Ringo also served as a member of the Australia Committee while he was a director of GWA until his retirement from the Board on May 17, 2016.  Through participation in GWA’s board meetings, and following the GRail acquisition, participation in management committee meetings of GWAH, as well as interaction with the members of the Company’s management team in Australia, the Australia Committee provides regular updates to the Board on the Company’s business and affairs in Australia.
Board Evaluations
Each year, our Board evaluates its performance through a self-evaluation process developed by the Governance Committee. Each member of our Board provides specific feedback on various aspects of the Board’s role, organization and meetings, and the Chairman of our Governance Committee presents the findings of the self-evaluation process to our Board. As part of the evaluation, our Board develops, as appropriate, recommendations to enhance its effectiveness. In addition to this process, each committee of our Board conducts its own annual performance evaluation.
Stockholder Recommendations for Director Nominations
As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, which includes nominations submitted by stockholders. Such recommendations should be sent to our principal executive offices to the attention of our Secretary. Any recommendations submitted to the Secretary should be in writing and include any supporting material that the stockholder considers appropriate in support of that recommendation. In addition, it must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. For an explanation of some of such requirements, see “How Can I Submit a Proposal for the 2018 Annual Meeting” on page 64 of this proxy statement.

The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Governance Committee reviews a potential candidate, the Governance Committee considers the candidate’s qualifications in light of the needs of the Board and the Company at that time given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Governance Committee, also takes into account a variety of additional factors as described in our Corporate Governance Principles.
Meeting Attendance
During 2016, our Board held a total of 16 Board meetings, including five in-person meetings and 11 telephonic meetings, and our Board’s standing committees held a total of 29 meetings. During 2016, each director attended more than 90% of the aggregate of (a) the total number of meetings of the Board held during the period for which he or she served as a director and (b) the total number of meetings held by all Board committees of which such director was a member during the period that he or she served. All directors who served on the Board as of last year’s annual meeting, which occurred on May 17, 2016, attended last year’s annual meeting of stockholders. We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of or following the annual meeting of stockholders.
Independent Sessions
Our Corporate Governance Principles require our independent directors to have at least four regularly scheduled meetings per year without management present. Our independent directors met without management present at four meetings during 2016. During these sessions, the director acting in the role of presiding director is Mr. Lorentzen, the Chairman of the Governance Committee, unless a different director is chosen by the directors based upon the topics under consideration. Effective at the 2017 annual meeting, Mr. Lorentzen will serve as the lead independent director and will chair all independent sessions thereafter.
Hotline for Accounting or Auditing Matters
As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we have established a hotline for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or audit matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our hotline numbers in the various countries in which we operate are as follows:

Country	Hotline Number
Australia	1800-141-924
Belgium	0800-746-72
Germany	855-846-6723
The Netherlands	0800-023-4013
Poland	0-0-800-151-0002
United Kingdom	0808-234-8815
United States and Canada	1-800-589-3280

Risk Management
The Board is actively involved, as a whole and through its committees, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. In addition, the Company’s Compensation Committee is responsible for overseeing the risks that could arise out of the Company’s compensation policies, practices, plans and arrangements. The Audit Committee oversees management of financial risks. The Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating particular types of risk and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
In addition, the Company’s CFO is responsible for the Company’s Enterprise Risk Management function and reports both to the CEO and to the Audit Committee in this capacity. In fulfilling his risk management responsibilities, the CFO works closely with other Executive Officers to keep the Audit Committee and the Board apprised of the Company’s ongoing Enterprise Risk Management efforts.
Code of Ethics and Conduct
We have a Code of Ethics and Conduct applicable to all employees of our Company, including our CEO, CFO, Chief Accounting Officer and Global Controller and to all members of our Board. You can find a link to our Code of Ethics and Conduct on our website at http://ir.gwrr.com/governance. To the extent required, we will post amendments to, and any waivers or implied waivers of, our Code of Ethics and Conduct at the same location on our website as our Code of Ethics and Conduct.

DIRECTOR COMPENSATION
Elements of Director Compensation
All of our directors receive compensation for their services, except for our CEO, who receives no additional compensation for his services as a director. From time to time, the Governance Committee engages a compensation consultant to review the Company’s non-management director compensation program in the context of the broader market and peer group medians and to recommend changes, if applicable. The Governance Committee last engaged a compensation consultant for such a review in 2014, and the results of this compensation study established the compensation paid to our non-management directors in 2016. As summarized below, our director compensation program is composed of (1) an annual grant of restricted stock (or restricted stock unit) awards; and (2) cash compensation through an annual retainer fee, Board and committee meeting fees and a chair fee, if applicable. The directors are also subject to share ownership guidelines.
Our non-management directors can elect to defer their director compensation that would otherwise be payable in cash and receive payments for fees earned in the form of deferred stock units (“DSUs”) representing shares of our Class A Common Stock, with a value equal to 125% of the cash fees earned. In 2016, all of our non-management directors elected to defer all of the fees that they earned, except for Mr. Neupaver who elected to receive his payment of fees in the form of cash. We also reimburse our non-management directors for travel expenses in connection with their attendance of Board and committee meetings and trips to our facilities and operations. During 2016, our non-management directors earned an aggregate of $2.1 million in compensation for service to the Company, inclusive of the 25% premium associated with the deferral of Board and Committee fees by all of our non-management directors except for Mr. Neupaver, who elected not to defer his fees.

Compensation Element	Director Compensation Program
Annual Equity Award (1)	$90,000 in the form of Restricted Stock (or Restricted Stock Unit) Awards
Annual Retainer (2)	$45,000
Committee Chair Retainer (2)	$15,000 for the Audit Committee
$15,000 for the Australia Committee
$15,000 for the Compensation Committee
$15,000 for the Governance Committee
Board Attendance Fees (3)	$2,000 for in-person meetings
$1,000 for telephonic meetings
Committee Attendance Fees	$1,500 for in-person meetings of Audit, Compensation and Governance Committees
$1,000 for telephonic meetings of Audit, Compensation and Governance Committees
$10,000 for in-person meetings of Australia Committee with overseas travel (4)
$1,000 for in-person meetings of Australia Committee with no overseas travel (4)
$1,000 for telephonic meetings of Australia Committee (4)
Share Ownership Guidelines (5)	Non-management directors must own Company shares in the amount of 10x the annual retainer of $45,000 within the first five years of being elected to the Board

(1)
Our non-management directors generally receive an annual equity award in the form of a grant of restricted stock or restricted stock units. The grants are made on the date of the annual meeting or the date on which a new non-management director joins the Board if the director joins the Board after the annual meeting. The number of shares to be granted is based on the closing stock price of our Class A Common Stock on the date of grant. If a new non-management director joins the Board after the annual meeting, the number of shares to be granted is pro-rated for the period until the Company’s next annual meeting of stockholders.

(2)
The annual retainer fee and any Chair fee, if applicable, are pro-rated on a quarterly basis, and these fees (along with any additional fees earned for meeting attendance) are paid quarterly. Mr. Allert did not receive the $15,000 Australia Committee Chair Retainer in 2016 (see Note 4 below).

(3)	No fees are paid for meetings that last less than 30 minutes.

(4)
Generally, Mr. Allert, an Australian resident, would be entitled to receive fees for serving on the Australia Committee. However, as Mr. Allert also serves as a member of the board of GWA, and the Australia Committee meetings and the GWA board meetings occur simultaneously, Mr. Allert does not receive compensation for attending the Australia Committee meetings so that he is not compensated twice for attending the same meeting. As a result, Mr. Allert did not receive any compensation for attending any Australia Committee meetings in 2016.

(5)
With the exception of Mr. Smith, who joined the Board on March 27, 2015, and Messrs. Neupaver and Pyne, who joined the Board on September 28, 2015, all non-management directors have met these share ownership guidelines.

2016 DIRECTORS COMPENSATION TABLE
The following table and footnotes provide information on the compensation of our directors other than our CEO, who receives no additional compensation as a director. Following the table and footnotes, we describe additional information on compensation arrangements for service on the Board and Board committees for the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash (1)(2)	Stock Awards (3)	All Other Compensation (4)	Total Compensation
Richard H. Allert	$85,500	$111,385	$43,784	$240,669
Richard H. Bott	$88,500	$112,144	$5,000	$205,644
Mortimer B. Fuller III (5)	$64,000	$106,034	$113,886	$283,920
Øivind Lorentzen III	$87,000	$111,778	$5,000	$203,778
Robert M. Melzer (6)	$12,703	$3,194	$—	$15,897
Albert J. Neupaver	$69,000	$90,021	$—	$159,021
Hans Michael Norkus	$82,500	$110,674	$1,000	$194,174
Joseph H. Pyne	$67,000	$106,797	$—	$173,797
Ann N. Reese	$96,000	$114,095	$—	$210,095
Philip J. Ringo (7)	$39,083	$9,820	$4,000	$52,903
Mark A. Scudder	$103,500	$115,862	$—	$219,362
Hunter C. Smith	$72,000	$107,978	$—	$179,978

(1)
Reflects amounts earned during 2016. For 2016, all of the Company’s non-management directors elected to receive all of their payments in the form of DSUs, except for Mr. Neupaver who elected to receive his payments in the form of cash.

(2)	The fees forgone by all but one director in favor of the DSUs are included in the Fees Earned or Paid in Cash column. Details of DSUs received are set forth in the stock awards table below.

(3)
Reflects the aggregate grant date fair value of equity awards, computed in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification Topic 718 “Compensation—Stock Compensation” (“ASC Topic 718”), without taking into account estimated forfeitures, that have been granted to our non-management directors under the Third Amended and Restated 2004 Omnibus Incentive Plan (the “Omnibus Plan”) in 2016. For a discussion of the assumptions made in the valuations, refer to Note 15 of our consolidated financial statements for the fiscal year ended December 31, 2016 contained in our Annual Report on Form 10-K. In addition to the grant date fair value of the annual equity awards, the Stock Awards column includes the grant date fair value with respect to the 25% premium associated with the DSU awards granted to all non-management directors (other than Mr. Neupaver) in lieu of cash payments for fees earned.

(4)
Mr. Allert’s all other compensation reflects $43,784 in fees paid for serving on the Board of Directors of the Company’s subsidiary, GWA, and tax return preparation fees paid by the Company related to non-domestic tax filings resulting solely from compensation paid by the Company. In addition to his compensation for his services as a director during 2016, Mr. Fuller (who previously served as our Executive Chairman and our Chief Executive Officer) received $108,886 in consulting fees, after reduction for his contributions for medical insurance premiums, in accordance with his employment agreement described in more detail above under “Related Person Transaction — Chairman Employment Agreement.” All other Director amounts reflect company contributions under the Directors’ Matching Gift Plan described in additional detail below.

(5)	In early 2017, Mr. Fuller announced his retirement from the Board following the 2017 annual meeting after 44 years of service.

(6)	Mr. Melzer retired from the Board effective February 3, 2016, after 19 years of service.

(7)	Mr. Ringo retired from the Board effective May 17, 2016, after 38 years of service.

Directors’ Stock Awards

The following table details grants of stock awards to each of our non-management directors in 2016. With the exception of the annual equity award on May 17, 2016, the number of stock awards and grant date fair value shown in the table below reflect only the 25% premium associated with the DSUs representing shares of our Class A Common Stock (see, “—Deferral of Cash Compensation” described below) as well as the aggregate number of outstanding, unvested stock awards associated with annual equity awards and the deferral of cash compensation held by each of the non-management directors as of December 31, 2016:

Name	Grant Date (1)	Stock Awards (#)	Grant Date Fair Value (2)	Total Number of Outstanding, Unvested Stock Awards (#) (3)
Richard H. Allert	3/31/16	110	$6,963
	5/17/16	1,586	$90,021
	6/30/16	88	$5,036
	9/30/16	67	$4,563
	12/31/16	69	$4,802
				2,254
Richard H. Bott	3/31/16	110	$6,963
	5/17/16	1,586	$90,021
	6/30/16	88	$5,036
	9/30/16	71	$4,835
	12/31/16	76	$5,289
				1,586
Mortimer B. Fuller III	3/31/16	76	$4,811
	5/17/16	1,586	$90,021
	6/30/16	67	$3,834
	9/30/16	52	$3,541
	12/31/16	55	$3,827
				2,402
Øivind Lorentzen III	3/31/16	97	$6,140
	5/17/16	1,586	$90,021
	6/30/16	90	$5,151
	9/30/16	75	$5,108
	12/31/16	77	$5,358
				1,586
Robert M. Melzer (4)	3/31/16	55	$3,194
	5/17/16	—	$—
	6/30/16	—	$—
	9/30/16	—	$—
	12/31/16	—	$—
				—
Albert J. Neupaver	3/31/16	—	$—
	5/17/16	1,586	$90,021
	6/30/16	—	$—
	9/30/16	—	$—
	12/31/16	—	$—
				1,586
Hans Michael Norkus	3/31/16	106	$6,710
	5/17/16	1,586	$90,021
	6/30/16	80	$4,578
	9/30/16	67	$4,563
	12/31/16	69	$4,802
				2,254

Name	Grant Date (1)	Stock Awards (#)	Grant Date Fair Value (2)	Total Number of Outstanding, Unvested Stock Awards (#) (3)
Joseph H. Pyne	3/31/16	76	$4,811
	5/17/16	1,586	$90,021
	6/30/16	67	$3,834
	9/30/16	54	$3,677
	12/31/16	64	$4,454
				1,586
Ann N. Reese	3/31/16	107	$6,773
	5/17/16	1,586	$90,021
	6/30/16	105	$6,009
	9/30/16	81	$5,516
	12/31/16	83	$5,776
				2,254
Philip J. Ringo (5)	3/31/16	105	$6,647
	5/17/16	53	$3,173
	6/30/16	—	$—
	9/30/16	—	$—
	12/31/16	—	$—
				—
Mark A. Scudder	3/31/16	124	$7,849
	5/17/16	1,586	$90,021
	6/30/16	105	$6,009
	9/30/16	84	$5,720
	12/31/16	90	$6,263
				1,586
Hunter C. Smith	3/31/2016	74	$4,684
	5/17/2016	1,586	$90,021
	6/30/2016	73	$4,178
	9/30/2016	61	$4,154
	12/31/2016	71	$4,941
				2,088

(1)
The May 17, 2016 grants relate to the annual equity awards made to the non-management directors in the form of restricted stock, other than Mr. Allert who received restricted stock units, all of which are subject to vesting conditions. All other grants relate to the director’s election (other than Mr. Neupaver) to receive DSUs in lieu of cash payments for their annual retainer and Board and Committee meeting fees. The number of DSUs shown as awarded and the grant date fair value thereof reflect only the 25% premium associated with the DSU awards. See “Deferral of Cash Compensation” below.

(2)	This column shows the grant date fair value of annual equity awards and the 25% premium associated with the DSU awards granted in 2016, computed in accordance with ASC Topic 718.

(3)
Notwithstanding any deferral elections by non-management directors, DSUs are deemed to be vested on the grant date and are, therefore, not included in outstanding unvested stock awards as of December 31, 2016.

(4)	Mr. Melzer retired from the Board, effective February 3, 2016.

(5)	Mr. Ringo retired from the Board, effective May 17, 2016.

Directors’ Cash Compensation
Fees Paid or Earned in Cash
Each non-management director can elect to have all or a portion of his or her earned fees for service on our Board paid in DSUs representing shares of our Class A Common Stock. In 2016, all of our non-management directors elected to defer all of the fees that they earned, except for Mr. Neupaver who elected to receive his payments in the form of cash. The following table outlines the fees earned by each of our non-management directors in 2016 for service on our Board, which were paid to all non-management directors in full in DSUs (other than Mr. Neupaver), but excludes DSUs relating to the 25% premium associated with the deferral of fees discussed below. See “Deferral of Cash Compensation” below.

		Board Meeting Fees		Committee Meeting Fees
Name	Annual Retainer	In Person	Telephonic	In Person	Telephonic	Chair Fees	Total
Richard H. Allert	$45,000	$12,000	$9,000	$13,500	$6,000	$—	$85,500
Richard H. Bott	45,000	12,000	9,000	13,500	9,000	—	88,500
Mortimer B. Fuller III	45,000	12,000	7,000	—	—	—	64,000
Øivind Lorentzen III	45,000	12,000	9,000	6,000	—	15,000	87,000
Robert M. Melzer (1)	4,203	2,000	—	4,500	2,000	—	12,703
Albert J. Neupaver	45,000	13,000	7,000	3,000	1,000	—	69,000
Hans Michael Norkus	45,000	12,000	9,000	13,500	3,000	—	82,500
Joseph H. Pyne	45,000	10,000	9,000	3,000	—	—	67,000
Ann N. Reese	45,000	12,000	8,000	12,000	4,000	15,000	96,000
Philip J. Ringo (2)	16,937	6,000	2,000	1,500	7,000	5,646	39,083
Mark A. Scudder	45,000	12,000	9,000	13,500	9,000	15,000	103,500
Hunter C. Smith	45,000	10,000	9,000	6,000	2,000	—	72,000
Total	$471,140	$125,000	$87,000	$90,000	$43,000	$50,646	$866,786

(1)	Mr. Melzer retired from the Board, effective February 3, 2016.

(2)	Mr. Ringo retired from the Board, effective May 17, 2016.
Deferral of Cash Compensation
Under the Omnibus Plan, each non-management director can elect to have all or a portion of his or her annual retainer, Board and committee meeting fees and chair fees, as applicable, paid in DSUs representing shares of our Class A Common Stock. If a director elects to defer all or a portion of these fees, the participating director’s account is credited on a quarterly basis with DSUs having a value equal to 125% of the cash compensation he or she elected to defer. Specifically, the number of DSUs credited to each participating director’s account is equal to the result obtained by dividing the dollar amount of the deferred compensation by the per share market price of the Class A Common Stock at the close of business on the second to last business day of the quarter in which such director would have otherwise been entitled to receive the cash compensation and multiplying that number by 1.25. DSUs are subject to customary anti-dilution adjustments. A non-management director is not entitled to vote or transfer the Class A Common Stock represented by the DSUs in his or her account until the shares represented by DSUs are issued to him or her. These shares will be issued to the participating director or his or her designated beneficiaries (1) on the deferred payment date or dates previously elected by him or her or (2) if earlier, upon his or her death, long-term disability or cessation of service as a director. DSUs are deemed to be vested on the grant date. In 2016, all of our non-management directors, other than Mr. Neupaver, received additional deferred shares in the aggregate valued at $200,931 resulting from the 25% premium associated with the deferral of fees for service on our Board and committees.

Directors’ Annual Equity Award
Restricted Stock Grants
In 2016, each non-management director (other than Messrs. Allert, Melzer and Ringo) received an annual equity award in the form of a grant of restricted stock with a value of $90,000 on May 17, 2016. Mr. Allert received his annual equity award in the form of a grant of restricted stock units with a value of $90,000 on May 17, 2016 and Messrs. Melzer and Ringo did not receive a 2016 annual equity award due to their retirements from the Board, effective February 3, 2017 and May 17, 2016, respectively. The grant date fair values of these awards, computed in accordance with ASC Topic 718 and without taking into account estimated forfeitures, are shown in the table on pages 21 to 22. The annual restricted stock (or unit) grant issued in the first year of a director’s three-year term vests in three equal installments on the dates of each of the next three annual meetings. The annual restricted stock (or unit) grant issued in the second year of a director’s term vests in two equal installments on the dates of each of the next two annual meetings. For the final year of the directors’ three-year term and for new non-management directors that have yet to be elected by our stockholders, the entire amount of the annual restricted stock (or unit) grant vests on the date of the following year’s annual meeting.
Directors’ Matching Gift Plan
Our Directors’ Matching Gift Plan is designed to provide an additional incentive for our non-management directors to contribute to educational, cultural, environmental and charitable organizations of their choice. We will match gifts up to a total of $5,000 per donor per year. Educational institutions can either be secondary schools, schools that offer two-year or four-year degrees above the high school level, graduate level schools or programs, accredited educational institutions or educational institutions that are tax-exempt under Section 501(c)(3) of the IRC. Non-educational recipient organizations must be tax-exempt under Section 501(c)(3) of the IRC and must not be a religious organization. In addition, arts or cultural organizations must be open to and operated for the benefit of the public; environmental conservation organizations must be affiliated with national, regional or state-level organizations, must provide public benefits beyond individual communities and must engage in conservation efforts related to land, air and water use; and charitable organizations must be affiliated with local, state-regional or state-level organizations. All charitable deductions made pursuant to this plan are taken solely by our Company, and our individual directors do not derive any personal financial benefit from the plan’s implementation.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current Executive Officers.
John C. Hellmann, age 46, has been our President since May 2005, a director since 2006 and our CEO since June 2007. Previously, Mr. Hellmann was our CFO from 2000 to May 2005. Prior to that, Mr. Hellmann was an investment banker at Lehman Brothers Inc. and Schroder & Co. Inc. in New York. Mr. Hellmann also worked for Weyerhaeuser Company in Tokyo, Japan and Beijing, China. Mr. Hellmann has an A.B. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.A. in International Studies from the Johns Hopkins University School of Advanced International Studies (SAIS).
Timothy J. Gallagher, age 54, has been our CFO since May 2005. Prior to joining the Company in May 2005, Mr. Gallagher was Senior Vice President and Treasurer of Level 3 Communications. Prior to that, Mr. Gallagher held a number of financial positions during eight years at BP Amoco Corporation and nearly five years at WilTel Communications. Mr. Gallagher has a B.S.E. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.S. in Financial Mathematics from the University of Chicago.
David A. Brown, age 58, has been our Chief Operating Officer (“COO”) since October 2012. Prior to joining the Company in June 2012, Mr. Brown was Executive Vice President and COO of CSX Transportation from 2010 to early 2012. He was Chief Transportation Officer for CSX from 2006 to 2010 and, prior to that, served 25 years with Norfolk Southern in roles ranging from strategic planning to the integration of the Conrail acquisition. Mr. Brown has a B.S. in Business Administration from the University of Tennessee and is pursuing an M.B.A. from the same institution. Mr. Brown also completed Harvard University’s Advanced Management Program.
Allison M. Fergus, age 43, has been our General Counsel and Secretary since October 2006. Ms. Fergus joined the Company as Senior Counsel in November 2005. Prior to joining the Company, Ms. Fergus was an associate at Shearman & Sterling LLP in New York where she practiced in the capital markets group from 2001 to 2005. Prior to her employment at Shearman & Sterling, Ms. Fergus worked in the treasury group of Omnicom Group Inc., an advertising and marketing communications services company, and at JPMorgan Chase, formerly Chase Manhattan Bank. Ms. Fergus has a B.S. in International Business from Georgetown University and a J.D. from Fordham University School of Law.
Matthew O. Walsh, age 42, joined the Company in 2001 and has been our Executive Vice President, Global Corporate Development since June 2015. Prior to that, Mr. Walsh served in various corporate development and finance roles at the Company, including Senior Vice President, Corporate Development and Treasurer. From 1996-2001, Mr. Walsh was an investment banker at Salomon Smith Barney and Schroder & Co. Inc. both in New York and London. Between April 2012 and August 2015, he served on the Executive Committee of the Board of Directors of the American Short Line and Regional Railroad Association. Until 2011, Mr. Walsh also served on the Board of the Railroad Clearinghouse, which was established to create the administrative systems and banking function for electronic settlement of all rail industry interline freight systems. Mr. Walsh has an A.B. from Princeton University.
The Executive Officers serve at the discretion of our Board without specified terms of office.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 Executive Officers, and any persons who beneficially own more than 10% of the Company’s stock to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s Section 16 Executive Officers and directors in preparing and filing these reports with the SEC.
To the Company’s knowledge, based solely on a review of the reports filed by the Company on behalf of these individuals, the copies of such reports furnished to the Company, and written representations that no other reports were required, all Section 16(a) filings during 2016 were filed on a timely basis in accordance with applicable rules.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and compensation decisions as they related to our Executive Officers. The Company’s Executive Officers for the fiscal year ended December 31, 2016 were:

Name	Title
John C. Hellmann	Chief Executive Officer and President
Timothy J. Gallagher	Chief Financial Officer
David A. Brown	Chief Operating Officer
Allison M. Fergus	General Counsel and Secretary
Matthew O. Walsh	Executive Vice President, Global Corporate Development
Executive Summary
The Compensation Committee oversees our executive compensation program and reviews and approves all compensation decisions relating to our Executive Officers. The Compensation Committee endeavors to provide a compensation program that attracts, motivates and retains our Executive Officers, is competitive within our industry and provides a substantial emphasis on Company performance and building value for our stakeholders.
Key Features of Our Executive Compensation Program
The following summary provides highlights of our executive compensation program:

	What We Do		What We Don’t Do
✓	Direct link between pay and performance using GVA methodology (as described below) that aligns business strategies with value creation;	✗	No employment contracts with executives;
✓	Multiple performance factors under GVA methodology discourage excessive risk-taking by removing any incentive to focus on a single performance goal;	✗	No gross-up payments to cover personal income taxes or U.S. excise taxes relating to severance benefits;
✓	Appropriate balance between short- and long-term compensation discourages short-term risk taking at the expense of long-term results;	✗	No excessive perquisites for executives;
✓	Competitive executive compensation levels that have a significant emphasis on performance-based pay;	✗	No re-pricing or backdating of stock options;
✓	Multi-year time horizon for long-term incentives (options, restricted stock and performance-based restricted stock units) to align executive and stakeholder interests;	✗	No golden parachute severance payments; and
✓	Limit short- and long-term incentive payouts to 200% of target;	✗	No hedging or pledging of the number of shares of Class A Common Stock that are required to be held by our Executive Officers and directors to satisfy our share retention guidelines.
✓	Significant share ownership guidelines for senior executives;
✓	Robust clawback policy that provides for the recovery of incentive compensation in the event of a restatement of the Company’s consolidated audited financial statements due to a material error; and
✓	Independent compensation consultant is retained by the Compensation Committee to advise on executive compensation matters.

2016 Performance Highlights
The safety of our employees is our number one priority. During 2016, we continued to deliver industry leading safety ratings with a combined reportable injury-frequency rate of 0.73 per 200,000 man hours. This is approximately four times better than the short line peer group average and better than any Class I railroad for the eighth consecutive year on a same railroad basis. Our safety program also focuses on the safety and security of our train operations, and we monitor our reportable derailments worldwide in accordance with the guidelines established by the FRA. During 2016, our operations achieved a consolidated reportable derailment frequency rate, defined as FRA reportable derailments per 200,000 man-hours worked, of 0.52, which is a 46% improvement over 2015. We are committed to continuous improvement in safety and our goal is for every one of our subsidiaries to be injury-free, every day.
(a) Includes Freightliner's 2015 safety performance.
(a) FRA-reportable derailment performance for the Company’s consolidated operations, excluding U.K./Europe Operations, was 0.97 FRA-reportable derailments per 200,000 man-hours worked, which was used in calculating the 2015 cash bonuses under the GVA Methodology.

During 2016, we continued to execute on our growth strategy that includes the acquisition or long-term lease of existing railroads, as well as investment in rail equipment and/or track infrastructure to serve new and existing customers. Since 2000, we have acquired over 104 railroads, which included the consummation of two significant acquisitions in 2016. In November 2016, we completed the acquisition of 100% of the outstanding common stock of Providence and Worcester Railroad Company (“P&W”) for $25.00 per share, or $126.2 million, and in December 2016, we completed the acquisition of Glencore Rail (NSW) Pty Limited (“GRail”) for A$1.14 billion (or approximately $844.9 million at an exchange rate of $0.74 for one Australian dollar).
In addition, in December 2016, we announced that we entered into an agreement to purchase Pentalver Transport Limited (“Pentalver”), a U.K.-based maritime container terminal and transportation business. We expect the Pentalver acquisition to close in the second quarter of 2017, subject to receipt of regulatory approvals and satisfaction of closing conditions.
Recent Acquisitions
North American Region - P&W Acquisition Australia Region - GRail Acquisition     U.K./Europe Region - Pentalver Acquisition*

*Consummation expected in second quarter of 2017.
We will continue to evaluate acquisition and investment opportunities as a core component to our growth strategy and an effective means for delivering value to our stockholders.
Finally, despite challenging macroeconomic and industry conditions, the Company delivered strong returns to our stockholders during 2016. For the one-year period ending December 31, 2016, total stockholder return (“TSR”) was +29%, which ranked at the 79th percentile of companies in our compensation and performance peer group.
2016 Executive Compensation Highlights
At the beginning of 2016, the Compensation Committee approved no increases in base salaries. The Compensation Committee also approved financial and safety goals pertaining to the short- and long-term incentive plans. The Compensation Committee set Genesee Value Added (“GVA”) financial targets in the annual and long-term incentive plans at a level that would make it reasonably difficult to achieve when taking into account the business environment at the time the target was established. Safety targets pertaining only to the short-term incentive plan were also set to make it reasonably difficult to achieve when compared with the historical safety results of the Company and of Class I, Class II, and Class III railroads, as well as the inclusion of Freightliner. In addition to financial and safety targets in the short-term incentive plan, our Executive Officers were also evaluated on the basis of individual performance and departmental or other goals.
In 2016, the Executive Officers realized 100% and 198% of their target annual financial and safety bonuses, respectively, and 100% of their target annual individual performance awards. This resulted in a combined executive award of 115% of target annual cash bonuses under the GVA methodology for 2016. Under our long-term incentive plan, executives realized 100% of the target performance-based restricted stock unit award based on GVA performance versus goals. Any performance-based restricted stock units earned under this program are subject to service requirements.

Participants in the Compensation Process
Role of the Compensation Committee
The Compensation Committee, which consists of five independent directors, is responsible for developing and administering our executive compensation program. The Compensation Committee works closely with its independent compensation consultant and meets regularly (9 times in 2016) to make decisions on our executive compensation program and to discuss the compensation of our Executive Officers. The Compensation Committee reports its actions to the full Board at the Board meeting following each Compensation Committee meeting. A complete description of the Compensation Committee’s authority and responsibilities can be found in our Compensation Committee Charter. You may find links to current copies of our committee charters on our website at http://ir.gwrr.com/governance.
Role of the Independent Compensation Consultant
The Compensation Committee directly engages with Echelon Compensation Partners LLC (“Echelon”) as its independent compensation consultant and for support on ongoing executive compensation matters. During 2016, Echelon performed a variety of services including assessing the Company’s executive compensation program against best practices, assessing the Company’s executive compensation levels and program design relative to our peer group and general practices for comparably sized organizations, providing periodic updates and guidance on regulatory and governance trends impacting compensation, conducting an annual assessment of risk in our executive compensation program, reviewing compensation-related proxy disclosures and recommending certain changes to our executive compensation program and practices based on its analysis. Neither Echelon nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates other than the services provided to the Compensation Committee. Echelon’s services are provided under the direction and authority of the Compensation Committee, and all work performed by Echelon is pre-approved by the Chairman of the Compensation Committee. In February 2017, the Compensation Committee evaluated whether any work provided by Echelon raised any conflicts of interest and determined that it did not.
Role of the Chief Executive Officer
In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to the Executive Officers and certain other key personnel. The CEO assists the Compensation Committee in evaluating the performance of the Executive Officers other than himself, establishing business performance targets and objectives and recommending salary levels and incentive awards. The CEO also works with the Chairman of the Compensation Committee to establish the agenda for the Compensation Committee meetings, and management then prepares the information required for the meetings. This information typically includes reports, data and analyses with respect to current and proposed compensation, answers to inquiries from members of the Compensation Committee and documents related to our compensation program. The Compensation Committee may also request information be provided to it by its compensation consultant to supplement management materials. As necessary, the Compensation Committee meets in executive session, without the presence of management.
Determination of Total Compensation
Compensation Philosophy
Consistent with the Company’s performance-based culture and desire to attract and retain outstanding executives, the Compensation Committee endeavors to align the Company’s executive compensation program to target total compensation that is competitive (based on the peer group identified in the most recent compensation study), with the opportunity for compensation to exceed the market median in the event of noteworthy performance as reflected in annual GVA cash bonus payments, through GVA-based performance equity awards, and through the impact of share price increases on other stock-based compensation. This approach seeks to more heavily weight executive compensation to reward the creation of long-term stockholder value, rather than toward short-term financial performance. Moreover, to encourage the stability of our leadership team, several elements of our executive compensation program include multi-year vesting provisions. In addition, our executive compensation program requires our Executive Officers to retain significant ownership of the Company’s stock to further align the interests of these individuals with the interests of our stockholders.

Compensation Peer Group and Benchmarking
In October 2015, our independent compensation consultant conducted a review and analysis of our peer group companies to be used for compensation and performance benchmarking purposes. The criteria for inclusion into the peer group included companies with:

•	Similar revenue and market capitalizations (with comparable valuations);

•	Financial performance and asset growth rates consistent with the Company’s recent performance;

•	International operations; and

•	Other relevant attributes such as companies in the transportation industry and companies that grow through acquisitions.
After reviewing the report and considering recommendations from Echelon, the Compensation Committee determined that the existing group of companies remained the most appropriate and approved that no changes in the peer group constituents would be made for 2016. As a result, the peer group selected and adopted by the Compensation Committee for fiscal 2016 consisted of the following 13 companies:

Atlas Air Worldwide Holdings, Inc.	Kansas City Southern
Buckeye Partners, L.P.	Kirby Corporation
Bristow Group Inc.	Magellan Midstream Partners LP
Canadian Pacific Railway Ltd.	Old Dominion Freight Line Inc.
GATX Corporation	Trinity Industries Inc.
Hornbeck Offshore Services, Inc.	Westinghouse Air Brake Technologies Corporation
JB Hunt Transport Services, Inc.
In its assessment, Echelon also determined that the Company was positioned relative to the peer group as follows: at approximately the 15th percentile, 60th percentile and 40th percentile in terms of revenue, asset size and market capitalization, respectively; well above the 75th percentile in terms of three-year compound annual growth in revenue and assets; and at approximately the 25th percentile in terms of three-year compound annual growth in total stockholder return, based on publicly available data as of the end of the prior year.
At the end of fiscal 2015, the Compensation Committee reviewed compensation benchmark data based on the peer group above to evaluate our Executive Officers’ positioning versus the market median and to consider whether any changes in executive target compensation levels were warranted. The Compensation Committee concluded that the analysis indicated that our Executive Officers’ target short-term compensation (“STC”; base salary plus target short-term incentives), target long-term incentives (“LTI”; time-vested and performance-based equity awards) and target total direct compensation (“TDC”; the sum of target short-term compensation and target long-term incentives) were all within 2% of the market median. In addition to the peer group comparison, the Compensation Committee also considered other factors, including, but not limited to, additional job responsibilities for each Executive Officer not necessarily represented in the peer group counterparts and relative internal pay equity among the senior executive team. Finally, the Compensation Committee obtained performance reviews of each of the Executive Officers (other than the CEO) from the CEO, and also completed a formal review of the CEO’s performance (including input from the Board and selected members of management). As a result of this comprehensive analysis and in recognition of a challenging operating environment, the Compensation Committee elected to make no changes to the target TDC levels of our Executive Officers for fiscal 2016.
2016 Executive Compensation Overview
Key Components and Mix of Executive Compensation
In performing its duties with respect to the establishment of 2016 compensation for our Executive Officers, in late 2015 the Compensation Committee requested that Echelon perform an updated review of our executive compensation program design to ensure that it continued to align our Executive Officers' compensation with the Company’s business objectives, with the goal of attracting, retaining and rewarding executives with the ability to contribute to the Company’s long-term success and increase stockholder returns. As part of its review of the compensation program, Echelon also conducted a quantitative and qualitative evaluation of the Company’s executive compensation program to determine if the program may contribute to excessive risk-taking. Echelon concluded that the compensation program’s long-term focus, balanced mix of performance metrics and aggressive yet reasonable goal-setting are consistent with sound practices and did not encourage undue risk-taking.

The following table illustrates the key elements of the Company’s 2016 executive compensation program:

Element	Form/Vehicle	Time Horizon	Primary Objectives & Link to Stockholder Value
Base Salary	Cash	Annual	Fixed and competitive cash component to attract and retain our Executive Officers
Short-Term Incentives	Cash Bonus under GVA methodology	Annual	Designed to focus and motivate our Executive Officers to meet and exceed their annual financial, safety and individual goals
Long-Term Incentives	Stock Options	3-year ratable vesting; 5-year option term	Provide incentive to increase the market value of our common stock
	Time-Vested Restricted Stock	3-year ratable vesting	Promote long-term retention and support stock ownership and alignment with stockholders
	Performance-Based Restricted Stock Units (PBRSUs)	1-year total vesting	Reward achievement of long-term GVA goals and creation of stockholder value
Deferred Compensation Plan	Cash	5-year vesting of contributions	Designed to provide a supplemental retirement benefit in lieu of a traditional pension plan to Executive Officers
Other Compensation	Other benefits	Not applicable	Limited personal benefits related to 401(k), auto, life insurance and long term disability insurance that are consistent with our peer companies
The following graphs illustrate the allocation of the primary compensation elements for our CEO and for our other Executive Officers’ target compensation in 2016.
*Contributions to Defined Contribution Accounts under Deferred Compensation Plan
2016 Annual Base Salary
As discussed in the sections above, we provide base salaries to recognize the scope of responsibilities, skills, competencies, experience and individual performance of each Executive Officer. The base salary paid to each Executive Officer serves as the foundation of the overall compensation program for the executive officer, and the payouts under the annual incentive compensation plan and long-term incentive compensation programs are generally tied to, or expressed as a percentage of, base salary. The Compensation Committee reviews the base salaries of each Executive Officer on an annual basis.

When determining base salaries for 2016, the Compensation Committee recognized that the base salaries for the Executive Officers had been increased in both 2014 and 2015 as a result of previous compensation studies to generally align their base salaries with the 50th percentile of the peer group. Based on the outcome of the Compensation Committee’s benchmarking analysis, and in recognition of the challenging operating environment, the Compensation Committee elected to make no changes in base salaries for 2016.
The base salaries for 2016 are set forth in the following table:

Name	2016 Base Salary	2015 Base Salary	Percent Increase
John C. Hellmann	$849,750	$849,750	—
Timothy J. Gallagher	$466,796	$466,796	—
David A. Brown	$414,812	$414,812	—
Allison M. Fergus	$437,750	$437,750	—
Matthew O. Walsh	$500,000	$500,000	—
2016 Annual Incentive Compensation Program
Cash Bonuses Under the GVA Methodology
We use our annual incentive compensation program as a tool to align our Executive Officers’ interests with stockholders’ interests and to support the Company’s strategic and operational objectives. In 2016, the Compensation Committee established cash bonuses targeted at 75% to 100% of Executive Officers’ annual base salary (the “total target annual cash bonus”), with such cash bonuses based upon several components, including Company-wide financial performance as measured under our GVA methodology, Company-wide safety performance and individual performance. Our annual incentive compensation program is designed so that when the Company performs well, based on financial or safety performance targets and/or the individual performance goals being met, as applicable, Executive Officers receive greater cash bonuses. Conversely, in the event that financial or safety performance falls below established targets, and/or individual performance goals are not met, as applicable the Executive Officers receive lower cash bonuses (or no cash bonus).
The financial performance targets for the Company are derived based on GVA. GVA is a measure of our after-tax operating profit less a capital charge. The capital charge is calculated by multiplying the Company’s assumed long-term weighted average cost of capital by the total capital invested in the business, a particularly relevant metric for our capital-intensive railroad operations. We believe evaluating financial performance based on GVA motivates our Executive Officers and other key employees to produce results that increase stockholder value and encourages individual and team behaviors that help the Company achieve both its short- and long-term corporate objectives. The financial performance component weight ranges from 35% to 70% of the total target annual cash bonus amount depending on the Executive Officer’s responsibility for the Company’s financial results.
The Company is committed to protecting the personal well-being of our employees and the communities in which we operate, and therefore safety performance is included as a component of our annual incentive compensation program with a component weight of 15% of the total target annual cash bonus amount. We believe safe operations make the Company a more attractive place to work, reduce employee turnover, minimize high-cost injuries and insurance-related expenses and translate into efficient and profitable railroads.
The safety performance targets for the Company have two components and are derived from the ratios of (1) the number of reportable injuries per 200,000 man-hours worked and (2) reportable derailments per 200,000 man-hours worked, in each case as defined by the United States Federal Railroad Administration (“FRA”). FRA-reportable injuries represent a verifiable way of monitoring safety and benchmarking our safety results against other railroads. FRA-reportable derailments represent a meaningful way to track improvements in our derailment frequency year over year. Each metric is tracked separately and aggregated to arrive at the G&W Annual Safety Performance weighted by 80% of the FRA-reportable injury frequency ratio and 20% of the FRA-reportable derailment ratio frequency, with performance for each metric measured against a target level for the year.
Individual performance targets are also included in the calculation of the total target annual cash bonus to motivate the attainment of personal goals specific to their departmental functions and responsibilities. This individual component for our Executive Officers is weighted between 15% and 50% of each executive’s target annual incentive award value. For our CEO, whose individual performance component was weighted at 15% in his calculation of total annual cash bonus, the Board assessed Mr. Hellmann’s individual performance targets in 2016 and determined that his individual component was fully satisfied.

The following table illustrates the total target annual cash bonus amounts as a percentage of base salary established on February 2, 2016 (for fiscal year 2016) for each of our Executive Officers, the weighting assigned to each component measure and the range for the annual potential cash bonuses as a percentage of the total target annual cash bonus and as a percentage of base salary. The range for potential cash bonuses as a percentage of base salary is calculated as the product of the total target bonus amount as a percentage of base salary multiplied by the annual potential cash bonus at both zero and maximum achievement. The total target annual cash bonuses as a percentage of base salary in 2016 for all Executive Officers, were unchanged in 2016, and considered to be appropriate in order to deliver total target cash compensation at approximately the 50th percentile of the peer group.

Name	Total Target Annual Cash Bonus Amount as a % of Base Salary	Financial Performance Component Weight		Safety Performance Component Weight		Individual Performance Component Weight		Range of Annual Cash Bonus as a % of Bonus Target	Range of Annual Cash Bonus as a % of Base Salary
		% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve-ment as a % of Base Salary
John C. Hellmann	100%	70%	140%	15%	30%	15%	30%	0% - 200%	0% - 200%
Timothy J. Gallagher	75%	70%	105%	15%	23%	15%	23%	0% - 200%	0% - 150%
David A. Brown	75%	70%	105%	15%	23%	15%	23%	0% - 200%	0% - 150%
Allison M. Fergus	75%	35%	53%	15%	23%	50%	75%	0% - 200%	0% - 150%
Matthew O. Walsh	75%	70%	105%	15%	23%	15%	23%	0% - 200%	0% - 150%
The Company calculates the actual annual cash bonus earned independently for each of the financial, safety and individual performance components, with the amounts earned for each component added together. Effective February 3, 2016, the Compensation Committee terminated the carry-forward aspect of prior year bonuses, which previously had provided for positive and negative bonus amounts to be carried forward to subsequent years’ bonus calculations, and amortized over a three year-period. Safety and financial components are each capped at 200% and individual components are capped at 100%. All components have a minimum of zero and financial and safety bonus payouts are based on variance from GVA financial and safety target performance as set forth in the payout regime table below:
Payout Regime

Variance from GVA Target Performance	GVA Performance Factor
110% or greater	200%
Between 102.5% and 110%	interpolated
Between 100% and 102.5%	100%
100%	100%
Between 97.5% and 100%	100%
Between 80% and 97.5%	interpolated
80% and below	0%
For 2016, as was the case in the prior years, at the beginning of the year the Compensation Committee approved annual financial and safety performance targets.
The Compensation Committee set the GVA financial performance target at a level that would make it reasonably difficult to achieve when taking into account the business environment at the time the target was established. Under our GVA methodology, financial performance is assessed in relation to the Company’s annual operating budget and budgeted invested capital. In 2016, the Executive Officers realized 100% of their target bonus for financial performance.
The safety performance target was also set at a level that would make it reasonably difficult to achieve when compared with the historical safety results of Class I, Class II and Class III railroads and at a level that encourages year-over-year safety improvements, which reflects the Company’s commitment to continuous safety improvements.

For 2016, the corporate safety targets for Executive Officers were as follows:

•
FRA-reportable injury performance target for the Company’s consolidated operations, including U.K./Europe Operations, was set at 1.02 FRA reportable injuries per 200,000 man-hours worked, which target reflects the inclusion of Freightliner's operations in 2016 that were excluded in 2015 in recognition of the fact that the Company’s safety culture integration was in the beginning stages at Freightliner’s operations; and

•	FRA-reportable derailments performance target was set at 0.70 FRA reportable derailments per 200,000 man-hours worked.
In 2016, the Company’s consolidated operations’, excluding Freightliner, reportable injury performance resulted in a 131% payout earned for FRA-reportable injuries per 200,000 man-hours worked. This payout recognizes that the Company’s consolidated operations, excluding Freightliner, performed better than all Class I railroads. Freightliner’s exceptional improvement in safety performance resulted in a 200% payout for FRA reportable injuries. Including Freightliner, the consolidated FRA reportable injury performance resulted in a 200% payout for FRA reportable injuries for all Executive Officers.
In 2016, FRA-reportable derailments performance significantly improved over 2015 and resulted in a 191% payout.
In the aggregate, in 2016, the Executive Officers realized 198% of their target bonus for safety performance based on the results for FRA reportable injuries (80% of the target safety bonus) and FRA reportable derailments (20% of the target safety bonus).
In 2016, the Executive Officers received 100% of their target individual performance bonus.
For each fiscal year from 2006 through 2016, actual total annual bonus payouts to Executive Officers have ranged from 14% to 200% of the targeted bonuses (excluding the impact of positive carryover bonus amounts that was permitted under the prior program structure). Actual corporate financial performance payouts for each fiscal year from 2006 through 2016 (11 years) met or exceeded the established targets only five times. Actual corporate safety performance payouts for each fiscal year from 2006 through 2016 (11 years) met or exceeded the established target eight times. The combined results for 2016 yielded an average aggregate bonus payout of 115% of the 2016 total target cash bonus amount for each of the Executive Officers. The Company’s 2016 performance resulted in approximately $11.8 million of annual cash bonuses for all participants in the annual incentive compensation program, with $2.5 million of such cash bonuses paid to our Executive Officers. For additional information on actual amounts of annual incentive compensation paid to Executive Officers, see the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 43.
Special Bonuses
From time to time, the Compensation Committee also approves discretionary cash bonuses or equity awards to recognize extraordinary contributions by our Executive Officers or performance in a given year. In recognition of the significant effort and workload associated with the acquisitions of P&W and GRail, as well as the associated 2016 public equity offering, in 2016 the Compensation Committee approved a special, discretionary bonus for the Executive Officers, other than Mr. Hellmann, in a total amount of $475,000, as shown in the Bonus column of the “Summary Compensation Table” on page 43.
2016 Long-Term Incentive Compensation Program
We use our long-term incentive compensation program to provide equity awards that include a mix of performance-based and time-vested equity. The equity awards are delivered in the form of performance-based restricted stock units (“PBRSU”), stock options and restricted stock awards to our Executive Officers and other key personnel. Awards are granted to our Executive Officers at the discretion of the Compensation Committee and are based on each executive’s contribution and expected future contribution to our success, with input from the CEO with respect to Executive Officers other than himself.
Annual equity awards have provided an opportunity for Executive Officers to receive long-term incentive compensation valued at between 175% and 365% of annual base salary. These ranges were established to align long-term incentive compensation at or near the 50th percentile of the peer group. The actual amount of the annual equity award has been based on both individual and corporate financial performance as assessed by the CEO, with respect to Executive Officers other than himself, and based on guidance from the Compensation Committee’s independent compensation consultant. Additional considerations have included the amounts paid as annual incentive compensation, individual performance of the Executive Officers, share retention requirements and other factors that were deemed relevant by the Compensation Committee.

In accordance with the Company’s philosophy of aligning management and stockholder interests and considering the future contributions expected of our Executive Officers, the 2016 long-term incentive equity awards granted to our Executive Officers were unchanged in 2016 from 2015, excluding the impact of the special one-time, retention award granted in 2016 to all Executive Officers with the exception of the CEO.
The 2016 target long-term incentive program equity awards, excluding the special one-time retention award (described below), for each Executive Officer as a percentage of base salary are set forth below:

Name	2016 Equity Awards as a Percentage of Base Salary
John C. Hellmann	365%
Timothy J. Gallagher	180%
David A. Brown	175%
Allison M. Fergus	175%
Matthew O. Walsh	175%
For 2016, the total dollar value of annual long-term incentive compensation equity awards was approved by the Compensation Committee on February 2, 2016, and the total dollar value was delivered through a single grant on February 26, 2016, consistent with the Company’s Stock-Based Award Policy.
Performance-Based Equity Awards - PBRSUs
For fiscal 2016, the Compensation Committee approved a new PBRSU component under the Company’s Long-Term Incentive Compensation Program, which had historically been composed of 50% stock options and 50% time-vesting restricted stock. In recognition of the transition to the new form of PBRSUs, for 2016, the Compensation Committee allocated 16.7% of the total target long-term equity award opportunity to the Executive Officers to such PBRSUs. The PBRSUs were granted on February 26, 2016 and were subject to performance-based vesting through December 31, 2016. The Company determined the number of underlying shares of Class A Common Stock earned under the PBRSUs based upon the satisfaction of pre-determined financial performance targets established under the Company’s GVA methodology and determined in accordance with the payout regime described above under “— Cash Bonuses Under the GVA Methodology.” In 2016, the GVA performance factor for the PBRSUs was 100% based on the Company's 2016 financial results over the performance period. The PBRSUs were also subject to time-based vesting, and vested on February 26, 2017.
In February 2017, the Compensation Committee renewed its approval of the PBRSU component under the Company’s Long-Term Incentive Compensation Program and allocated 25% of the total long-term equity award opportunity to the PBRSUs. For more information, see “2017 Compensation Program Updates” below.
Time-Vested Equity Awards - Stock Options and Restricted Stock Awards
The Compensation Committee views stock options as an important component of overall executive compensation because stock options emphasize our objective of increasing stockholder value. The Compensation Committee views restricted stock awards as providing compensation that promotes retention value and a long-term financial interest in the Company. Consistent with this philosophy, for 2016, stock options comprised 50% of the total target long-term incentive award opportunity for our Executive Officers, while restricted stock awards comprised 33.3% of the total target long-term incentive award opportunity (with the new PBRSU awards comprising the remaining 16.7%). Both stock options and restricted stock awards were eligible to vest in equal installments upon the anniversary of the grant, beginning with the first anniversary. Specifically, our 2016 time-vested stock option awards vest in three equal installments on the first, second and third anniversaries of the grant date. Our 2016 time-vested restricted stock awards vest in two equal installments on the second and third anniversaries of the grant date. Award values for options were calculated based on the fair value per share using the Black-Scholes valuation model on the day of grant and for restricted stock were based on the closing share price of our stock on the NYSE on the day of grant. As noted above under “—Performance-Based Equity Awards - PBRSUs”, the 2016 PBRSU awards were also subject to time-based vesting, and vested on February 26, 2017. For additional information on the value of the 2016 long-term equity incentive awards to our Executive Officers, see the Grant Date Fair Value of Stock and Option Awards column of the “2016 Grants of Plan-Based Awards” table on page 44.

The stock option awards, restricted stock awards and performance-based equity awards for our Executive Officers and other key personnel also include standard confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock awards and disgorgement of any gains on option awards and restricted stock awards during the previous six months. The option awards, restricted stock awards and performance-based equity awards for our Executive Officers and other key personnel are also subject to acceleration of vesting upon a change of control, which the Compensation Committee believes allows our Executive Officers to focus on their responsibilities and provides security against unpredictable actions of successor corporations following a qualifying change of control of the Company. Beginning with the May 2014 equity grants, option awards and restricted stock awards are also subject to acceleration of vesting upon death or disability, in line with market practice.
2016 Retention Equity Awards
The Compensation Committee approved a one-time retention award to the Company’s Executive Officers, other than the Company’s President and CEO (who elected not to receive a retention award), that was granted on February 26, 2016. The retention award was granted in the form of restricted stock, vesting one-third on each of the third, fourth and fifth anniversaries of the grant date to ensure continued retention and alignment of such executives. The total retention award for the Executive Officers was valued at approximately $1.8 million, which is equivalent to the aggregate 2016 annual base salaries of the Executive Officer recipients.
Performance-Based Equity Awards Outstanding from Prior Years
 On February 3, 2015, the Compensation Committee approved the 2015 annual TSR RSU awards under the TSR RSU Program. For the 2015 awards, participants have the opportunity to earn up to the maximum number of TSR RSUs at the end of a three-year performance period beginning February 1, 2015 and ending February 1, 2018 (the “Performance Period”), based upon the Company’s relative TSR against two pre-established benchmarks: the peer group and the S&P 500. The TSR RSU Program provides that participants will earn specified percentages of restricted stock units based upon the Company’s relative percentile achievement of TSR over the Performance Period (the “Formula”).
The table below represents the maximum number of TSR RSUs that may be earned by each Executive Officer under the Formula, calculated by dividing the value by $101.93, the closing share price of the Company’s Class A Common Stock on the trading day immediately preceding the February 27, 2015 grant date. The awards to Messrs. Hellmann and Walsh recognized the instrumental role played by them in identifying, valuing, executing and managing key strategic mergers and acquisitions. The awards to other Executive Officers recognized their contributions in financing, integrating and documenting the transactions. As of December 31, 2016, based on the Formula, the threshold performance for any payout on the 2015 annual awards granted under the TSR RSU Program had not been met. Awards under the TSR RSU Program are earned only in the event that the Company’s TSR exceeds the median TSR of the peer group companies or the S&P 500 companies over a three-year performance period, established at the time of each annual award.

Name	% of Base Salary	2015 Maximum Award Value	2015 Annual RSU Award
John C. Hellmann	50%	$424,875	4,168
Timothy J. Gallagher	30%	$140,038	1,374
David A. Brown	30%	$124,443	1,221
Allison M. Fergus	30%	$131,325	1,288
Matthew O. Walsh	50%	$218,875	2,147
As a result of the Compensation Committee’s 2016 modifications to the Long-Term Incentive Compensation Program, including the adoption of the new PBRSUs, effective February 3, 2016, the TSR RSU Program was discontinued and no future awards will be granted under this program.

Deferred Compensation Plan
Starting in 2004, we began offering a deferred compensation plan (the “DCP”). The DCP allows senior employees, including our Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror the gains and/or losses of several different investment funds we have selected. The Company does not offer a traditional pension plan to our Executive Officers. However, the Company has established a supplemental executive retirement benefit in the form of a Defined Contribution Account under the DCP for certain Executive Officers who do not otherwise have a pension associated with prior employment. The Compensation Committee believes supplemental executive retirement plans such as the Defined Contribution Accounts are an important part of executive compensation and are utilized by many companies that compete with the Company for executive talent, and, depending on the circumstances, may be necessary to attract or retain talented executives. Absent other retirement income, retirement benefits can be an important factor in an executive’s decision to accept or reject a new position. Annual Company contributions to the Executive Officer’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The Company reserves the right to change the annual Company contributions made to an Executive Officer’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions.
In 2016, the Company continued to make annual contributions to the Executive Officers’ Defined Contribution Accounts, other than for Mr. Brown, who has legacy pension entitlements from a prior employer. The amount of the annual Company contributions for 2016, as set forth in the table below, was unchanged from the 2015 annual contributions.

Name	2016 Defined Contribution Account Contributions
John C. Hellmann	$136,573
Timothy J. Gallagher	$83,945
David A. Brown	$—
Allison M. Fergus	$44,574
Matthew O. Walsh	$40,118
Additional information regarding the Deferred Contribution Accounts is set forth in “2016 Nonqualified Deferred Compensation” below.
Other Compensation Policies, Plans and Features
Share Retention Guidelines
The Compensation Committee first adopted share retention guidelines for the Executive Officers and other key personnel in 2005 to further align the interests of these individuals with the interests of our stockholders. Under the guidelines, the Executive Officers are expected to maintain a significant ownership position in our Class A Common Stock. Historically, the guidelines were based on a multiple of such executive’s then-current base salary and the then-current share price on the date of adoption or revision of the guidelines, but expressed as a number of shares. Based upon guidance provided by our then- independent compensation consultant, and consistent with our peer group company practices, in April 2014 the Compensation Committee approved modifications to express the share retention guidelines as a multiple of base salary, rather than fixed share amounts. The current guidelines are set forth below:

Name	Share Guideline Amount
John C. Hellmann	10x Base Salary
Timothy J. Gallagher	5x Base Salary
David A. Brown	5x Base Salary
Allison M. Fergus	5x Base Salary
Matthew O. Walsh	5x Base Salary

Notwithstanding the guidelines, Executives Officers are permitted to sell shares to finance the exercise price of a stock option, if applicable, and to settle any tax obligations in connection with the exercise or a stock option or vesting of a Company equity award. Although the share ownership guideline amount is not required to be satisfied in any particular period of time, Executive Officers are required to retain 50% of any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock awards until the share guideline is satisfied. Waivers of the guidelines can be granted by the CEO for Executive Officers (other than himself) and key employees and by the Compensation Committee for the CEO. Waivers are generally granted only for serious and unforeseen hardship circumstances. In determining whether our share retention guidelines have been met, restricted stock, shares held by a spouse or minor child who resides with the Executive Officer or key employee and shares held by a trust established for estate or tax planning purposes that is revocable by the Executive Officer, key employee or his or her spouse are considered owned. With the exception of the COO, who joined the Company in 2012, all Executive Officers currently meet the share guideline amounts.
Hedging/Pledging Policy
In April 2014, the Compensation Committee adopted a Hedging/Pledging Policy that is incorporated into the share retention guidelines. Historically, there was no Company policy that imposed restrictions on hedges or pledges of shares of Class A Common Stock owned by employees or members of the Board. The new Hedging/Pledging Policy precludes Executive Officers, other key personnel and members of the Board from hedging or pledging that number of shares of Class A Common Stock that are held to satisfy the share retention guidelines. Shares of Class A Common Stock held by Executive Officers, other key personnel and directors in excess of the amount required to satisfy the share retention guidelines can be hedged or pledged. Any of the shares of Class A Common Stock that are hedged or pledged will not count towards the number of shares held to satisfy the share retention guidelines. The Hedging/Pledging Policy provides for a five-year phase in period to allow those Executive Officers, key employees or directors who currently hedge or pledge shares of Class A Common Stock to comply with the policy. Our CEO complied with the new Hedging/Pledging Policy immediately following its adoption.
Compensation Clawback Policy
In 2016, the Company adopted a clawback policy which enables us, if there is an accounting restatement of the Company’s financial statements after the adoption of the policy due to an error deemed material to the previously issued financial statements, to recover from the Executive Officers and certain other key employees that portion of the performance-based equity awards and annual cash bonuses under the financial component of the GVA methodology (“incentive-based compensation”) that should not have been paid following the recalculation of awards after taking into account the restatement. Further, in the case of fraud or other misconduct by the Executive Officers or other key employees subject to the policy, the Company can recover up to 100% of any incentive based compensation under the policy.
Other Compensation Plans & Benefits
401(k) Plan
Executive Officers and other employees are entitled to participate in our 401(k) plan, which provides retirement benefits to employees and provides for employer and employee contributions. For 2016, the Company matched 100% of employee contributions to the 401(k) plan, up to the lesser of 4% of the employee’s salary and $10,600.
Stock Purchase Plan
Executive Officers and other employees who have been employed for more than one year and customarily work more than 20 hours per week are entitled to participate in our Stock Purchase Plan. Our Stock Purchase Plan permits participants to purchase our Class A Common Stock at approximately 90% of the lower of the closing price of our Class A Common Stock on the first business day of the month and the closing price on the second-to-last business day of the month. Participants in the Stock Purchase Plan may not purchase stock with an aggregate fair market value in excess of $25,000 during any calendar year or make purchases that would cause such participant to own 5% or more of the Company’s then-outstanding shares of Class A Common Stock. Stock purchases under the Stock Purchase Plan are funded through payroll deductions of up to 10% of a participant’s regular earnings. The Stock Purchase Plan is intended to encourage ownership of our Class A Common Stock by our employees at all levels of employment and thereby provide them with the incentive created by stock ownership. The Stock Purchase Plan is also intended to provide a more efficient mechanism for our employees to acquire stock ownership.

Long-Term Disability Insurance
Executive Officers and certain other employees receive coverage under our long term-disability insurance program, which provides a monthly income in the event of the executive’s disability. The Compensation Committee believes that this benefit is a normal component of a competitive executive compensation program and that it is useful to the retention of talented executives. For 2016, this coverage provided a monthly benefit of 60% of the Executive Officer’s base salary and annual incentive compensation, up to a maximum payment of $15,000 per month.
Perquisites
We provide certain of our Executive Officers with limited perquisites and other personal benefits. The Compensation Committee has reviewed and approved each of the perquisites provided to Executive Officers. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are a factor in attracting and retaining talented executives. Beginning in 2015, we also began providing Mr. Walsh with payments for rent expense, tax equalization payments, children’s tuition reimbursement, relocation and certain personal travel expenses in connection with his temporary overseas assignment, together with tax gross-up payments on these items. The Compensation Committee considered such payments to be fair and equitable under the circumstances, as well as customary market practice. Additional information with respect to the perquisites paid to our Executive Officers is set forth in the “Summary Compensation Table” below.
Continuity and Employment Agreements
The Compensation Committee believes that continuity agreements, or change of control arrangements, are necessary to attract and retain the talent necessary for our long-term success. However, the Compensation Committee does not view the potential payments payable to our Executive Officers under the applicable continuity agreements as an additional element of compensation. Rather, the Compensation Committee believes that these commitments by the Company provide security to our executives should their employment be terminated following a qualifying change of control through no fault of their own, thus allowing our executives to focus on their responsibilities to the Company.
Currently, all of our Executive Officers are parties to continuity agreements with the Company. These agreements require the Company to provide compensation to the Executive Officers as described below under “Potential Payments Upon Termination, Change of Control and Other Events” in the event of a qualifying change of control of the Company followed by either termination of the executive without cause or resignation by the executive for good reason, each as defined in the agreements, within two years following a change in control. This double trigger approach results in payment under our change of control provisions only if the Executive Officer is terminated. The Company has no continuity agreements that provide for the payment of any excise taxes due under the IRC or any other comparable taxes or that provide any gross-up payments for any taxes payable by the executives in connection with a change of control. In consideration for the payments under the continuity agreements, each executive has agreed to restrictions on his or her ability to compete for a period of 12 months following termination.
In 2016, the Compensation Committee approved an amendment to the Executive Continuity Agreement between the Company and David A. Brown, the Company’s COO, such that upon termination of Mr. Brown’s employment without cause or a resignation for good reason, in each case, within two years following a change in control, Mr. Brown will receive a cash severance amount equal to three times the sum of his current salary plus target annual incentive compensation for that year (rather than the prior two times multiplier). This amendment aligns Mr. Brown’s Continuity Agreement with existing continuity agreements in place with other Executive Officers.
We believe our continuity agreements are generally consistent with those in our prevailing marketplace and are important for attracting and retaining executives whose leadership is critical to our long-term success and competitiveness. The components of our continuity agreements recognize that a significant portion of participating executives’ total compensation may at any point in time consist of unvested stock options or restricted stock holdings and that some measure of protection against possible but unpredictable actions of successor corporations is desirable for both the executive and the Company. Additionally, the structures of our continuity agreements help ensure management retention during any change of control. The amount of compensation payable to each Executive Officer under the continuity and employment agreements is set forth under “Potential Payments upon Termination, Change of Control and Other Events.”
The Company has not entered into agreements with Executive Officers that provide for severance payments related to voluntary termination, involuntary, not for cause termination unrelated to a change of control, or termination for cause.

Deductibility of Compensation
Section 162(m) of the IRC generally disallows public companies from claiming a tax deduction for compensation in excess of $1 million paid to their chief executive officer or any of the three other most highly compensated executive officers other than the chief financial officer. However, the statute exempts qualifying performance-based compensation from the $1 million limitation if specified requirements are met. Additionally, cash compensation voluntarily deferred by the Executive Officers named in this proxy statement under the DCP is not subject to the Section 162(m) limitation until the year paid. The tax impact of any compensation arrangement is one factor considered by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives, along with competitive and market factors. The compensation awarded to our CEO and to our EVP, Global Corporate Development in 2016 will not be fully deductible by the Company.
Policy on Non-Public Information and Trading in Company Stock
The Company’s Non-Public Information and Company Stock Trading Policy permits directors, Executive Officers and other key employees to trade Company securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with our legal department or pursuant to a Rule 10b5-1 plan entered into and pre-cleared during a window period.
Elements of Total Compensation - Risks and Mitigating Factors
The Compensation Committee believes that the structure of the executive compensation program provides a mix of cash and equity compensation that balances short- and long-term incentives. We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to build the Company’s business prudently and profitably over time, while encouraging retention of our top talent. In addition, each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company. The result is a program that the Compensation Committee believes mitigates inappropriate risk taking and aligns the interests of Executive Officers with those of the Company’s stockholders. Moreover, the Compensation Committee has determined that any risks arising from the Company’s compensation policies and practices for all of its employees are not reasonably likely to have a material adverse effect on the Company.
Say-on-Pay
In 2014, stockholders supported our executive compensation programs, with approximately 90% of the votes cast for the approval of the non-binding, advisory vote on executive compensation “say-on-pay” proposal at our 2014 annual meeting of stockholders. The Compensation Committee believes this advisory vote affirms our stockholders’ continued support of the Company’s approach to executive compensation.
2017 Compensation Program Updates
In 2016, the Compensation Committee requested that Echelon perform a review of the Company’s executive compensation program design to ensure that the Company’s 2017 compensation program continues to align our Executive Officers with the Company’s business objectives, to ensure that our compensation program attracts, retains and rewards executives who contribute to the Company’s long-term success and increase stockholder returns and generally to determine whether the program complies with best practices.

As a result, on February 2, 2017, after its review of Echelon’s study and its recommendations, the Compensation Committee approved a number of annual and long-term compensation decisions, policies and grants that are intended to (1) support and enhance the alignment of interests between the Company’s stockholders and the Company’s Executive Officers, (2) enhance the retention features of the Company’s compensation program for a management team that the Board wishes to retain and motivate, and (3) reflect additional best practices relating to corporate governance aspects of equity compensation. These actions included increasing the PBRSUs allocated as a component of the 2017 total equity award from 16.7% in 2016 to 25% in 2017. The actual number of PBRSUs received may be more or less than the target amount based on the Company's GVA financial results in 2017. The final number of PBRSUs actually earned will vest over 3-years, with one-third (1/3) vesting in each year from 2018 through 2020.
In addition, the Compensation Committee granted a special retention award for Mr. Hellmann valued at $2,625,729, which is equivalent to three times his base salary. The special retention award will be delivered in the form of restricted stock, vesting in one-third increments on each of the third, fourth and fifth anniversaries of the grant date. In connection with the retention award, the Compensation Committee noted the 29% appreciation of the Company’s Class A Common Stock price during the year ended December 31, 2016, continued exceptional leadership, a strong 2016 CEO performance review, as well as the appointment of Mr. Hellmann as Chairman of the Board following the retirement of Mr. Fuller in May 2017.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
Compensation Committee
Mark A. Scudder, Chairman
Richard H. Allert
Richard H. Bott
Hans Michael Norkus
Joseph H. Pyne

SUMMARY COMPENSATION TABLE
The following table and footnotes set forth information for the years ended December 31, 2016, 2015 and 2014 concerning compensation awarded to, earned by or paid to our Executive Officers.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen-sation (5)	All Other Compensation (6)	Total Compensation
John C. Hellmann	2016	$849,750	$—	$1,550,865	$1,550,892	$974,880	$168,630	$5,095,017
President and Chief Executive Officer	2015	$849,750	$—	$1,727,516	$1,551,042	$121,344	$164,848	$4,414,500
	2014	$825,000	$—	$1,895,177	$1,711,657	$599,160	$165,667	$5,196,661
Timothy J. Gallagher	2016	$466,796	$125,000	$887,131	$420,137	$401,650	$119,230	$2,419,944
Chief Financial Officer	2015	$466,796	$—	$478,351	$420,188	$49,994	$117,483	$1,532,812
	2014	$453,200	$—	$468,291	$407,833	$246,854	$121,247	$1,697,425
David A. Brown	2016	$414,812	$50,000	$777,975	$362,987	$356,921	$40,972	$2,003,667
Chief Operating Officer	2015	$414,812	$—	$414,714	$363,015	$59,235	$24,166	$1,275,942
	2014	$402,730	$—	$406,058	$352,343	$231,334	$29,287	$1,421,752
Allison M. Fergus	2016	$437,750	$50,000	$821,043	$383,050	$376,658	$68,598	$2,137,099
General Counsel and Secretary	2015	$437,750	$—	$437,609	$383,083	$211,039	$66,623	$1,536,104
	2014	$425,000	$—	$428,486	$371,829	$294,071	$68,506	$1,587,892
Matthew O. Walsh	2016	$500,000	$250,000	$937,567	$437,526	$430,220	$889,611	$3,444,924
Executive Vice President, Global Corporate Development	2015	$500,000	$—	$501,278	$410,343	$53,550	$571,547	$2,036,718
	2014	$425,000	$—	$466,218	$371,829	$231,494	$64,715	$1,559,256

(1)
Salary and bonuses are reported in the year in which the service being compensated was performed even if we paid the compensation in a subsequent year or if the executive elected to defer a portion of such compensation.

(2)
Amounts reflect the discretionary bonuses paid to Executive Officers for their 2016 significant efforts associated with the acquisitions of P&W, GRail, as well as the associated 2016 public equity offering.

(3)
The amounts in the Stock Awards column reflect the aggregate grant date fair value for the PBRSUs granted in 2016, performance-based TSR RSUs granted by us in 2015 and 2014, and the aggregate grant date fair value for restricted stock granted by us in 2016, 2015 and 2014, in each case computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these awards, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. With respect to the PBRSUs and performance-based TSR RSUs, the estimate of the grant date value determined in accordance with ASC Topic 718 assumes the vesting of 100% of the PBRSUs and performance-based TSR RSUs awarded.

(4)
The amounts included in the Option Awards column reflect the aggregate grant date fair value for stock options granted by us in 2016, 2015 and 2014 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these options, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(5)
For 2016, 2015 and 2014, the amounts reflect the cash bonuses earned under the annual incentive compensation program based on targets that were established in early 2016, 2015 and 2014, respectively, by the Compensation Committee and paid in February 2017, 2016 and 2015, respectively. For a discussion of the annual incentive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—2016 Annual Incentive Compensation Program–Cash Bonuses Under the GVA Methodology.”

(6)	The following table details each item of compensation of our Executive Officers for 2016 required to be included in the All Other Compensation column:

Name	Tax Gross Up (a)	Company Contributions to Defined Contribution Accounts	Company Contributions to 401(k) Plan (b)	Auto (c)	Other (d)	Total
John C. Hellmann	$—	$136,573	$10,600	$13,012	$8,445	$168,630
Timothy J. Gallagher	$—	$83,945	$10,600	$16,751	$7,934	$119,230
David A. Brown	$—	$—	$10,600	$9,600	$20,772	$40,972
Allison M. Fergus	$—	$44,574	$10,600	$11,240	$2,184	$68,598
Matthew O. Walsh	$393,585	$40,118	$10,600	$15,388	$429,920	$889,611

(a)	Amount reflects the tax gross up on Mr. Walsh’s rent expense, children’s tuition reimbursement and personal travel expenses related to his temporary overseas assignment.

(b)	Amounts reflect the Company’s matching contributions to the 401(k) Plan.

(c)
Amounts reflect cash payments for all annual automobile expenses, whether personal or business related. Amounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus reflect car leases, fuel, insurance and repairs paid on their behalf. Mr. Brown receives a monthly cash car allowance.

(d)
The amount for Mr. Hellmann represents premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance and personal travel expenses. The amount for Mr. Gallagher represents the premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance and club dues. The amount for Mr. Brown represents the premiums with respect to excess group life insurance and long-term disability insurance, personal use of the corporate plane and personal travel expenses. The amount for Ms. Fergus represents the premiums with respect to excess group life insurance and long-term disability insurance. The amount for Mr. Walsh represents $248,121 in rent expense, $128,904 in school tuition reimbursement for his children and $36,212 in personal travel expenses all related to his temporary overseas assignment, as well as the premiums with respect to excess group life insurance and long-term disability insurance.

2016 GRANTS OF PLAN-BASED AWARDS
The following table provides information relating to estimated future payouts under non-equity incentive plan awards and grants of stock-based awards during the year ended December 31, 2016.

Name	Grant Date			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underly-ing Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
			Date of Committee Action	Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)
John C. Hellmann				$0	$849,750	$1,699,500
	2/26/16		2/2/16				0	9,069	18,138				$518,021
	2/26/16		2/2/16							18,082			$1,032,844
	2/26/16		2/2/16								89,280	$57.12	$1,550,892
Timothy J. Gallagher				$0	$350,097	$700,194
	2/26/16		2/2/16				0	2,457	4,914				$140,344
	2/26/16		2/2/16							4,898			$279,774
	2/26/16		2/2/16								24,186	$57.12	$420,137
	2/26/16	*	2/2/16							8,176			$467,013
David A. Brown				$0	$311,109	$622,218
	2/26/16		2/2/16				0	2,123	4,246				$121,266
	2/26/16		2/2/16							4,232			$241,732
	2/26/16		2/2/16								20,896	$57.12	$362,987
	2/26/16	*	2/2/16							7,265			$414,977
Allison M. Fergus				$0	$328,313	$656,625
	2/26/16		2/2/16				0	2,240	4,480				$127,949
	2/26/16		2/2/16							4,466			$255,098
	2/26/16		2/2/16								22,051	$57.12	$383,050
	2/26/16	*	2/2/16							7,668			$437,996
Matthew O. Walsh				$0	$375,000	$750,000
	2/26/16		2/2/16				0	2,559	5,118				$146,170
	2/26/16		2/2/16							5,101			$291,369
	2/26/16		2/2/16								25,187	$57.12	$437,526
	2/26/16	*	2/2/16							8,754			$500,028

(1)
The threshold, target and maximum amounts are established under our annual incentive compensation plan. For additional information, see “Annual Incentive Compensation Program—Cash Bonuses Under the GVA Methodology.”

(2)
Represents PBRSUs granted in 2016 under our long-term incentive program as described above in “2016 Long-Term Incentive Compensation Program.” All PBRSU awards were granted under the Company’s Omnibus Plan.

(3)	Represents restricted stock granted in 2016 under the Omnibus Plan.

(4)	Represents stock options granted in 2016 under the Omnibus Plan.

(5)
This column represents the grant date fair value of the PBRSU awards, restricted stock awards and stock option awards granted in 2016 measured in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these awards, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The grant date fair value is the amount that we expect to expense in our financial statements over the awards’ required period of service as required under ASC Topic 718. With respect to the PBRSU awards, the estimate of the grant date fair value determined in accordance with ASC Topic 718 assumes the vesting of 100% of the PBRSUs awarded.

*	Represents a special one-time equity retention award of time-vesting restricted stock, which was approved by the Compensation Committee on February 3, 2016.

Narrative Disclosure to the Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table
Terms of Stock-Based Awards
Grant Date and Vesting Schedule
Prior to February 2, 2016, option and restricted stock awards granted to our Executive Officers were delivered in four equal quarterly grants during the year and generally vested in three equal installments on the anniversary of the first quarterly grant of the year. As a result of the 2016 modifications to the Company’s Stock-Based Awards Policy, effective February 2, 2016, option, restricted stock and restricted stock unit awards are delivered in one annual grant on February 28th (or, if February 28th does not fall on a trading day of the NYSE, the preceding trading day). These option, restricted stock and restricted stock unit awards will generally vest in three equal installments on the anniversary of the grant date. However, performance based equity grants and any special one-time equity grants may have a different vesting schedule. For certain of our employees, including each of the Executive Officers, the awards also accelerate upon a change of control or upon death or disability. Each quarterly or annual grant of stock options, as the case may be, has a five-year term.
Performance-based TSR RSU awards issued under our former TSR RSU Program (that was discontinued in 2016), vest upon achievement of market performance criteria and continued service during a three-year performance period. Performance-based PBRSUs that were granted on February 26, 2016 vested on the first anniversary of the grant date with the payout performance multiplier (ranging from 0% to 200%) determined in accordance with the Company’s attainment of pre-determined financial performance targets established under the GVA methodology. In addition, pursuant to our performance-based TSR RSU and PBRSU award agreements, these awards accelerate upon a change of control (subject to attainment of the performance criteria) and in the event of involuntary termination as a result of death or disability, the service-based vesting will fully accelerate although the performance-based conditions will continue to apply.
Acceleration and Forfeiture
In April 2014, the Compensation Committee approved changes to all option, restricted stock and restricted stock unit awards granted after April 2014 to include provisions for the accelerated vesting of any unvested options or unvested restricted stock and restricted stock unit awards in the event of death or disability, subject to compliance with other applicable award terms. All unvested option awards are forfeited at the time of termination of employment and vested option awards are forfeited if they are not exercised within a 90-day post-termination exercise period. With respect to restricted stock, restricted stock unit and performance-based TSR RSU and PBRSU awards, in the event of termination, the unvested or unearned portion of any award is forfeited. For option, restricted stock and restricted stock unit awards granted prior to April 2014, the Compensation Committee agreed to exercise positive discretion with respect to the acceleration of these unvested awards in the event of death and disability.
The Company has entered into continuity agreements with key employees, including each of the Executive Officers, which provide for the vesting of otherwise unvested option, restricted stock and performance-based TSR RSU and PBRSU awards in the change of control circumstances described under “Potential Payments Upon Termination, Change of Control and Other Events.”
Covenants
Option, restricted stock and performance-based TSR RSU and PBRSU awards for Executive Officers and other key employees include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock and performance-based TSR RSU and PBRSU awards and disgorgement of any gains on option awards, restricted stock awards and performance-based TSR RSU and PBRSU awards during the previous six months, or in the case of our CEO, during the previous 12 months.
Clawback Policy
Under the Company’s Clawback Policy, the Company can recover that portion of our incentive-based compensation, including the portion of the TSR RSUs or PBRSUs that should not have been paid following the recalculation of awards after taking into account the restatement. Further, in the case of fraud or other misconduct by the Executive Officers or other key employees subject to the policy, the Company can recover up to 100% of any incentive based compensation under the policy. For more information on our Clawback Policy, see “Executive Compensation—Compensation Discussion and Analysis—Compensation Clawback Policy” on page 26.

Other
Option awards granted under the Omnibus Plan have an exercise price equal to the closing share price of the underlying shares on the NYSE on the date of grant. In the case of Option awards and performance-based TSR RSU and PBRSU awards, holders of such awards do not have any rights as stockholders with respect to such options or units, including but not limited to the right to receive cash dividends, if any, and the right to vote the common shares underlying such award at any meeting of our stockholders, until the holders become the holder of record of such shares through the exercise of such options or vesting of such units, as the case may be. In the case of our restricted stock awards, prior to the vesting of such awards, holders have all other rights of a stockholder with respect to the shares underlying the award, including, but not limited to, the right to receive cash dividends, if any, and the right to vote the common shares underlying the award at any meeting of our stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016
The following table provides information regarding outstanding equity awards held by our Executive Officers at December 31, 2016.

Name			Option Awards				Stock Awards
	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (2)
John C. Hellmann	2/28/12		15,666	—	$60.54	2/27/17	—	$—	—	$—
	5/31/12		17,033	—	$50.11	5/30/17	—	—	—	—
	8/31/12		14,235	—	$63.56	8/30/17	—	—	—	—
	11/30/12		12,384	—	$72.95	11/29/17	—	—	—	—
	2/28/13		11,649	—	$89.52	2/27/18	—	—	—	—
	5/31/13		10,866	—	$89.05	5/30/18	—	—	—	—
	8/30/13		11,551	—	$86.58	8/29/18	—	—	—	—
	11/29/13		10,560	—	$96.20	11/29/18	—	—	—	—
	2/28/14		13,159	6,579	$98.92	2/27/19	1,268	88,012	—	—
	4/5/14		—	—	$—	—	—	—	0	0
	5/30/14		15,087	7,544	$97.35	5/29/19	1,524	105,781	—	—
	8/29/14		16,663	8,332	$98.33	8/28/19	1,509	104,740	—	—
	11/28/14		15,490	7,744	$98.59	11/27/19	1,506	104,531	—	—
	2/27/15		5,953	11,905	$103.10	2/26/20	2,506	173,941	—	—
	2/27/15	(a)	—	—	$—	—	—	—	0	0
	5/29/15		7,220	14,439	$82.34	5/28/20	3,139	217,878	—	—
	8/31/15		7,172	14,343	$68.38	8/30/20	3,780	262,370	—	—
	11/30/15		7,661	15,321	$69.27	11/29/20	3,731	258,969	—	—
	2/26/16		—	89,280	$57.12	2/25/21	18,082	1,225,072	—	—
	2/26/16	(b)(4)	—	—	$—	—	9,069	629,479	—	—
			192,349	175,487			46,114	$3,170,773	—	$—

Name			Option Awards				Stock Awards
	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (2)
Timothy J. Gallagher	5/31/12		6,071	—	$50.11	5/30/17	—	$—	—	—
	8/31/12		5,073	—	$63.56	8/30/17	—	—	—	—
	11/30/12		4,414	—	$72.95	11/29/17	—	—	—	—
	2/28/13		4,151	—	$89.52	2/27/18	—	—	—	—
	5/31/13		3,872	—	$89.05	5/30/18	—	—	—	—
	8/30/13		4,116	—	$86.58	8/29/18	—	—	—	—
	11/29/13		3,762	—	$96.20	11/29/18	—	—	—	—
	2/28/14		3,565	1,782	$98.92	2/27/19	344	23,877	—	—
	4/5/14		—	—	$—	—	—	—	0	0
	5/30/14		3,456	1,728	$97.35	5/29/19	349	24,224	—	—
	8/29/14		3,817	1,908	$98.33	8/28/19	346	24,016	—	—
	11/28/14		3,549	1,774	$98.59	11/27/19	345	23,946	—	—
	2/27/15		1,613	3,225	$103.10	2/26/20	679	47,129	—	—
	2/27/15	(a)	—	—	$—	—	—	—	0	0
	5/29/15		1,956	3,912	$82.34	5/28/20	850	58,999	—	—
	8/31/15		1,943	3,885	$68.38	8/30/20	1,024	71,076	—	—
	11/30/15		2,076	4,150	69.27	11/29/20	1,010	70,104	—	—
	2/26/16		—	24,186	57.12	2/25/21	4,898	339,970	—	—
	2/26/16	(b)(4)	—	—	—	—	2,457	170,540	—	—
	2/26/16	(c)	—	—	—	—	8,176	567,496	—	—
			53,434	46,550			20,478	$1,421,377	—	$—
David A. Brown	8/31/12	*	4,156	—	$63.56	8/30/17	—	$—	—	$—
	11/30/12	*	3,615	—	$72.95	11/29/17	—	—	—	—
	2/28/13		6,760	—	$89.52	2/27/18	—	—	—	—
	5/31/13		6,306	—	$89.05	5/30/18	—	—	—	—
	8/30/13		3,429	—	$86.58	8/29/18	—	—	—	—
	11/29/13		3,137	—	$96.20	11/29/18	—	—	—	—
	2/28/14		3,080	1,540	$98.92	2/27/19	297	20,615	—	—
	4/5/14		—	—	$—	—	—	—	0	0
	5/30/14		2,986	1,493	$97.35	5/29/19	302	20,962	—	—
	8/29/14		3,298	1,649	$98.33	8/28/19	299	20,754	—	—
	11/28/14		3,065	1,532	$98.59	11/27/19	298	20,684	—	—
	2/27/15		1,394	2,786	$103.10	2/26/20	586	40,674	—	—
	2/27/15	(a)	—	—	$—	—	—	—	0	0
	5/29/15		1,690	3,379	$82.34	5/28/20	734	50,947	—	—
	8/31/15		1,679	3,357	$68.38	8/30/20	884	61,358	—	—
	11/30/15		1,793	3,585	$69.27	11/29/20	873	60,595	—	—
	2/26/16		—	20,896	$57.12	2/25/21	4,232	293,743	—	—
	2/26/16	(b)(4)	—	—	$—	—	2,123	147,357	—	—
	2/26/16	(c)	—	—	$—	—	7,265	504,264	—	—
			46,388	40,217			17,893	$1,241,953	—	$—

Name			Option Awards					Stock Awards
	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (2)
Allison M. Fergus	5/31/12		3,105	—	$50.11		5/30/17	—	$—	—	—
	8/31/12		2,595	—	$63.56		8/30/17	—	—	—	—
	11/30/12		2,257	—	$72.95		11/29/17	—	—	—	—
	2/28/13		2,124	—	$89.52		2/27/18	—	—	—	—
	5/31/13		1,981	—	$89.05		5/30/18	—	—	—	—
	8/30/13		2,106	—	$86.58		8/29/18	—	—	—	—
	11/29/13		1,925	—	$96.20		11/29/18	—	—	—	—
	2/28/14		3,250	1,625	$98.92		2/27/19	313	21,725	—	—
	4/5/14		—	—	$—		—	—	—	0	0
	5/30/14		3,151	1,575	$97.35		5/29/19	318	22,072	—	—
	8/29/14		3,480	1,740	$98.33		8/28/19	315	21,864	—	—
	11/28/14		3,235	1,618	$98.59		11/27/19	314	21,795	—	—
	2/27/15		1,471	2,940	$103.10		2/26/20	619	42,965	—	—
	2/27/15	(a)	—	—	$—		—	—	—	0	0
	5/29/15		1,784	3,566	$82.34		5/28/20	775	53,793	—	—
	8/31/15		1,772	3,542	$68.38		8/30/20	933	64,760	—	—
	11/30/15		1,892	3,783	$69.27		11/29/20	921	63,927	—	—
	2/26/16		—	22,051	57.12		2/25/21	4,466	309,985	—	—
	2/26/16	(b)(4)	—	—	—		—	2,240	155,478	—	—
	2/26/16	(c)	—	—	—		—	7,668	532,236	—	—
			36,128	42,440				18,882	$1,310,600	—	$—

Matthew O. Walsh	5/31/12		4,658	—	$50.11		5/30/17	—	$—	—	—
	8/31/12		3,892	—	$63.56		8/30/17	—	—	—	—
	11/30/12		3,386	—	$72.95		11/29/17	—	—	—	—
	2/28/13		3,185	—	$89.52		2/27/18	—	—	—	—
	5/31/13		2,971	—	$89.05		5/30/18	—	—	—	—
	8/30/13		3,159	—	$86.58		8/29/2018	—	—	—	—
	11/29/13		2,889	—	$96.20		11/29/2018	—	—	—	—
	2/28/14		3,250	1,625	$98.92		2/27/19	313	21,725	—	—
	4/5/14		—	—	$—		—	—	—	0	0
	5/30/14		3,151	1,575	$97.35		5/29/19	318	22,073	—	—
	8/29/14		3,480	1,740	$98.33		8/28/19	315	21,864	—	—
	11/28/14		3,235	1,618	$98.59		11/27/19	314	21,795	—	—
	2/27/15		1,471	2,940	$103.10		2/26/20	619	42,965	—	—
	2/27/15	(a)	—	—	$—		—	—	—	0	0
	5/29/15		1,784	3,566	$82.34		5/28/20	775	53,793	—	—
	8/31/15		2,024	4,046	$68.38		8/30/20	1,066	73,991	—	—
	11/30/15		2,161	4,322	$69.27		11/29/20	1,052	73,019	—	—
	2/26/16		—	25,187	$57.12		2/25/21	5,101	354,060	—	—
	2/26/16	(b)(4)	—	—	$—		—	2,559	177,620	—	—
	2/26/16	(c)	—	—	$—	—	—	8,754	607,615	—	—
			44,696	46,619				21,186	$1,470,520	—	$—

(1)
All option, restricted stock, and performance-based TSR RSU and PBRSU awards reflected in this table were granted under the Omnibus Plan. These option and restricted stock awards generally vest over three years following the date of grant on the anniversary of the first quarterly grant for such year. The vesting schedule for option and restricted stock awards are set forth below. Performance-based TSR RSU awards issued under our former TSR RSU Program (that was discontinued in 2016) are granted once per year and vest based upon achievement of market performance criteria, ranging from 0% to 100%, and continued service during the performance period. The performance period for the performance-based TSR RSU awards is three years. Performance-based PBRSU awards that were granted on February 26, 2016 were subject to performance-based vesting through December 31, 2016 with the payout performance multiplier (ranging from 0% to 200%) determined in accordance with the Company’s attainment of pre-determined financial performance targets established under the Company’s GVA methodology. The PBRSUs were also subject to time-based vesting, which expired on February 26, 2017. For additional information on the acceleration of vesting, see “Narrative Disclosure to the Summary Compensation Table and 2016 Grants of Plan-Based Awards Table” and “Potential Payments upon Termination, Change of Control and Other Events.”

Grant Date		Vesting schedule
2/28/2013		1/3 vests each year for three years on the anniversary of the date of grant.
5/31/2013		1/3 vests each year for three years on February 28, 2014, 2015, 2016.
8/30/2013		1/3 vests each year for three years on February 28, 2014, 2015, 2016.
11/29/2013		1/3 vests each year for three years on February 28, 2014, 2015, 2016.
2/28/2014		1/3 vests each year for three years on the anniversary of the date of grant.
4/5/2014		Vest upon achievement of market performance criteria and continued service during a 3-year performance period.
5/30/2014		1/3 vests each year for three years on February 28, 2015, 2016, 2017.
8/29/2014		1/3 vests each year for three years on February 28, 2015, 2016, 2017.
11/28/2014		1/3 vests each year for three years on February 28, 2015, 2016, 2017.
2/27/2015		1/3 vests each year for three years on the anniversary of the date of grant.
2/27/2015	(a)	Vest upon achievement of market performance criteria during a 3-year performance period and continued service through the date of delivery of the underlying shares.
5/29/2015		1/3 vests each year for three years on February 27, 2016, 2017, 2018.
8/31/2015		1/3 vests each year for three years on February 27, 2016, 2017, 2018.
11/30/2015		1/3 vests each year for three years on February 27, 2016, 2017, 2018.
2/26/2016		Options vest 1/3 each year for three years on February 26, 2017, 2018, 2019; Restricted shares vest 1/2 each year for two years on February 26, 2018, 2019.
2/26/2016	(b)	Vests upon GVA performance criteria during a 1-year performance period that expired on December 31, 2016 and subject to a time vesting period that expired on February 26, 2017.
2/26/2016	(c)	1/3 vests each year for three years on February 26, 2019, 2020, 2021.

(2)	The market value of stock awards that have not vested was calculated using the closing share price of our stock on the NYSE on December 31, 2016 of $69.41.

(3)
As of December 31, 2016, the threshold amount of zero shares is included for the performance-based TSR RSU awards for our Executive Officers as the threshold level for any payout under the 2014 and 2015 annual awards granted under the TSR RSU Program had not been met.

(4)
Represents the number of shares of Class A Common Stock determined to have been earned underlying the February 26, 2016 grant of PBRSUs based upon the satisfaction of certain financial performance criteria using the GVA methodology, with a payout performance multiplier of 100%. The PBRSUs were also subject to a time-based vesting, which expired on February 26, 2017.

*
Due to the commencement of Mr. Brown’s employment in July 2012, the awards made to Mr. Brown on August 31, 2012 and November 30, 2012 vested in three equal annual installments, beginning August 31, 2013.

2016 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the amounts received by each Executive Officer upon the exercise of options or the vesting of restricted stock during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
John C. Hellmann	42,721	$544,966	16,039	$916,148
Timothy J. Gallagher	20,362	$186,531	4,467	$255,155
David A. Brown	—	$—	3,820	$218,198
Allison M. Fergus	10,154	$95,778	3,552	$202,890
Matthew O. Walsh	15,414	$185,221	4,017	$229,451

(1)
Option award value realized on exercise was calculated by multiplying the number of shares acquired upon exercise by the closing price of our stock on the NYSE on the exercise date and then deducting the aggregate exercise price of the option award.

(2)	Stock award value realized on vesting was calculated by multiplying the number of shares acquired upon vesting by the closing price of our stock on the NYSE on the vesting date.
2016 PENSION BENEFITS
None of our Executive Officers participate in a plan that provides specified retirement payments or benefits.
2016 NONQUALIFIED DEFERRED COMPENSATION
Our nonqualified Deferred Compensation Plan (the “DCP”) was implemented in 2004 and allows certain employees, including the Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above market or preferential interest rate returns or permit participants to defer their cash compensation into our Class A Common Stock. Participant deferrals must be elected annually, with limits of 50% on base salary and 100% on bonus payments with a minimum aggregate deferral of $2,000. Investment choices may be reallocated on a daily basis, but if selections are not made, the amounts deferred will automatically be allocated to the lowest-risk fund. Accounts are adjusted daily based on the performance of each measurement fund that is selected for the participant’s account, and the account is 100% vested at the time of deferral. The DCP also allows for Company contributions and is the instrument used to allow Company and executive contributions into the Defined Contribution Accounts. The Defined Contribution Accounts are intended to provide, upon the executive’s retirement, a target benefit amount equal to a 20-year annuity with payments equivalent to 38% of the estimated final five-year average cash compensation (based on salary and target bonus objectives) of the participating executive, assuming retirement at age 65. Company contributions are funded into a rabbi trust (a grantor trust in which the grantor is the Company and the beneficiary is the executive) through investments in corporate-owned life insurance. Investments in the rabbi trust remain subject to claims from the Company’s general creditors. Contributions credited to an executive’s account are invested as the participant directs among the investment funds available from time to time under the DCP. Annual amounts contributed by the Company and credited to an executive’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, or eligible retirement, each as defined under the DCP. The Company reserves the right to change its contribution to an executive’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions. Participant deferral elections are irrevocable and cannot be changed during the plan year. However, there are circumstances, such as an unforeseeable financial emergency, that can be considered for suspending a participant’s current deferral election. The benefit distribution date selected may be either (1) separation of service, (2) the attainment of a specified age, (3) the earlier of (a) separation of service or (b) the attainment of a specified age, or (4) the later of (a) separation of service or (b) the attainment of a specified age. If a distribution date is not specified, the benefit distribution date will be the date of separation of service. The form of payment selected for an employee’s distribution is either a lump sum or annual installments over any period an employee elects, not to exceed 15 years. No withdrawals or distributions were made in 2016.

The following table provides information regarding contributions, earnings and balances for our Executive Officers under our DCP for the year ended December 31, 2016.

Name	Executive Contribution in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
John C. Hellmann	$109,999	$136,573	$378,159	$—	$3,736,375
Timothy J. Gallagher	$—	$83,945	$108,906	$—	$1,235,265
David A. Brown (5)	$—	$—	$—	$—	$—
Allison M. Fergus	$—	$44,574	$35,371	$—	$467,462
Matthew O. Walsh	$—	$40,118	$41,622	$—	$526,544

(1)
This amount represents 91% of Mr. Hellmann’s Non-Equity Incentive Plan Compensation for 2015. Such amounts are included in the Summary Compensation Table under “Executive Compensation—Summary Compensation Table” on page 43.

(2)
The amounts represent the Company contributions into the Defined Contribution Accounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus. The Company’s contributions into these Executive Officers’ Defined Contribution Accounts are reflected in the “Summary Compensation Table” in the “All Other Compensation” column. For additional information on the DCP see “Executive Compensation–Compensation Discussion and Analysis–Other Compensation—Deferred Compensation Plan.”

(3)
Earnings on the Company contributions made on behalf of Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus vest over a five-year period, or earlier upon a change of control, death, disability, or eligible retirement, each as defined under the DCP. While the contribution amounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus are reported in the “Summary Compensation Table,” the earnings for the Executive Officers are not, because all earnings in the DCP accounts are not considered above market or preferential. Earnings on both personal contributions and Company contributions are calculated based on the performance of some or all of the following funds selected by Executive Officers (with their respective returns for 2016):

Fund Name	1 Year Return
Van Eck Worldwide Hard Assets	43.71%
Alliance Bernstein Small-Cap Value	29.60%
Frontier Capital Appreciation	21.06%
Pacific Life High Yield Bond	15.37%
Janus Aspen Series Enterprise Portfolio	12.10%
BlackRock Equity Index	11.61%
Capital Research American Fund Growth	11.25%
Iridian Asset Management Large Cap Value	9.64%
FMR Co Inc Fid. VIP Contrafund	7.76%
Morgan Stanley Real Estate	6.59%
Oppenheimer Emerging Markets	6.46%
PIMCO Inflation Managed	5.12%
PIMCO Managed Bond	2.87%
FMR Co., Inc. Fid. VIP Govt Money Market SC	0.10%
Northern Cross International Equity	(0.05)%
Janus Aspen Series Overseas Portfolio	(6.71)%

(4)
Amounts represent the balance of the Executive Officer’s individual account as of December 31, 2016. As of December 31, 2016, the vested portion of Mr. Hellmann’s aggregate balance was $3,424,666, a portion of which represents Mr. Hellmann’s personal contributions in 2016 and previous years, which were immediately vested. As of December 31, 2016, the vested portion of Mr. Gallagher, Ms. Fergus and Mr. Walsh’s accounts were $1,062,824, $376,176 and $443,064, respectively. The following table provides information regarding contributions reported in a Summary Compensation Table for previous years:

Name	Amounts Previously Reported in a Summary Compensation Table
John C. Hellmann	$2,112,371
Timothy J. Gallagher	$745,784
David A. Brown	$—
Allison M. Fergus	$304,695
Matthew O. Walsh	$160,472

(5)	The Company does not contribute to a Defined Contribution Account for Mr. Brown as a result of Mr. Brown’s legacy pension entitlements from a prior employer.

POTENTIAL PAYMENTS UPON TERMINATION, CHANGE OF CONTROL AND OTHER EVENTS
Payments upon Change of Control
Currently, the continuity agreements with each of our Executive Officers provide that upon termination of his or her employment without cause or resignation for good reason within two years following a change of control, each of our Executive Officers will receive a cash severance amount equal to three times the sum of his or her current salary plus target annual incentive compensation for that year. Additionally, the executives would be entitled to receive their accrued but unpaid base salary and annual incentive compensation. Further, pursuant to the continuity agreements, upon termination without cause or resignation for good reason within two years following a change of control, all unvested stock options and restricted stock holdings immediately become vested to the extent such acceleration does not take place earlier under the applicable plan documents.
A change of control is deemed to occur if (a) a person or outside group becomes a beneficial owner directly or indirectly of 35% or more of the combined voting power change of control the Company’s then outstanding securities, unless the combined voting power of the Company’s founder and Executive Officers or a group including the founder and Executive Officers exceeds 35% of the combined voting power of the Company’s then outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of the Company’s then outstanding securities, (b) there is a merger of the Company that results in the stockholders of the Company owning less than 51% of the shares of the continuing or resulting company, a sale of 51% or greater of the Company’s assets, or a liquidation or dissolution of the Company, or (c) our incumbent Board members (or persons recommended or approved by at least 2/3rds of them) cease to be a majority of the board of directors of any successor of the Company during a 12-month period.
In the event solely of a change of control, the acceleration provisions of the DCP and the award agreements under the Omnibus Plan provide for specified payments or benefits. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the limitations of Section 280G of the IRC. Pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control. Pursuant to the award agreements for the performance-based TSR RSU awards, the Company’s relative TSR performance for the performance vesting period will be based on the average daily closing price of the Company’s Class A Common Stock for its last 30 days of trading on the NYSE immediately prior to the effective date of the change of control and all remaining performance, time and other vesting restrictions will lapse. Pursuant to the award agreement for the PBRSU awards, during the performance period, the PBRSUs will become vested with a GVA performance factor of 100% and all remaining performance, time and other vesting restrictions will lapse.
Resignation for good reason by an executive occurs if (1) the executive’s duties, titles or responsibilities decrease after a change of control, (2) the executive’s base salary, annual incentive compensation target or annual equity compensation target is decreased after a change of control, (3) the executive’s work location changes to a different location more than 35 miles from his or her prior work location after a change of control or (4) the successor company fails to assume and perform the provisions under the continuity agreements. An executive can be terminated for cause upon the occurrence of (a) the willful and continued failure to perform substantially all of the executive’s duties, (b) dishonesty in the performance of the executive’s duties, (c) the executive’s conviction or plea of guilty, or nolo contendere, to a crime constituting a felony or a misdemeanor involving fraudulent conduct or moral turpitude, (d) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties or any act or omission that is injurious to the financial condition or reputation of the Company or (e) the executive’s breach of the confidentiality or non-solicitation of employees and customers obligations contained in the continuity agreements.
In 2014, in an effort to align the Company’s overall compensation practices with that of the Company’s peer group and general market practices, the CEO’s and CFO’s continuity agreements were amended to eliminate the Company’s obligation to conditionally pay the 20% excise tax under the IRC for excess parachute payments and to gross up the resulting tax due for each of them in the event that their change of control payment is more than 10% above the safe harbor limit of three times the base amount under Section 280G of the IRC. Instead of the conditional payment of the excise tax and the tax gross up, the CEO’s and CFO’s revised continuity agreements now include the “Adjustment for Best After-Tax Provision” consistent with the provisions in the continuity agreements for the Company’s other Executive Officers. Under the “Adjustment for Best After-Tax Provision,” Executive Officers are entitled to receive the greater of the after-tax change of control payment, including their payment of the 20% excise tax for excess tax for excess parachute payments, or the after-tax safe harbor limit less one dollar.

The payments set forth below assume that the applicable triggering event or events occurred on December 31, 2016 and include amounts that would be received by each Executive Officer in the event of a change of control and in the event of a change of control followed by termination. For purposes of calculating the Executive Officers’ potential excess parachute payment excise taxes, the payments set forth below also assume that all severance payments would be treated as potential parachute payments under Section 280G of the IRC, without reducing the parachute payment calculations to reflect amounts that constitute reasonable compensation for services actually rendered by the Executive Officers or in consideration of their respective agreements not to engage in certain types of competitive activity following their termination of employment. Actual calculations of the Executive Officers’ parachute payments and excise tax obligations, if any, would need to be made based on the actual facts and circumstances existing at the time of the Executive Officers’ termination of employment.

Name/Event	Cash Severance Payment (1)	Acceleration of Unvested DCP Amounts	Acceleration of Unvested Options (2)	Acceleration of Unvested Stock Awards (3)	Total Payment Before Best After-Tax Provision	Adjustment for Best After-Tax Provision (4)	Total
John C. Hellmann
Change of Control (5)	$—	$121,862	$1,114,169	$3,200,842	$4,436,873	$—	$4,436,873
Change of Control Followed by Termination (6)	$5,948,250	$121,862	$1,114,169	$3,200,842	$10,385,123	$—	$10,385,123
Death/Disability (7)	$—	$121,862	$1,114,169	$3,112,761	$4,348,792	$—	$4,348,792
Timothy J. Gallagher
Change of Control (5)	$—	$74,903	$301,829	$1,421,309	$1,798,041	$—	$1,798,041
Change of Control Followed by Termination (6)	$2,800,776	$74,903	$301,829	$1,421,309	$4,598,817	$—	$4,598,817
Death/Disability (7)	$—	$74,903	$301,829	$1,397,501	$1,774,233	$—	$1,774,233
David A. Brown
Change of Control (5)	$—	$—	$260,771	$1,241,953	$1,502,724	$—	$1,502,724
Change of Control Followed by Termination (6)	$2,488,872	$—	$260,771	$1,241,953	$3,991,596	$—	$3,991,596
Death/Disability (7)	$—	$—	$260,771	$1,221,338	$1,482,109	$—	$1,482,109
Allison M. Fergus
Change of Control (5)	$—	$39,773	$275,186	$1,310,808	$1,625,767	$—	$1,625,767
Change of Control Followed by Termination (6)	$2,626,500	$39,773	$275,186	$1,310,808	$4,252,267	$—	$4,252,267
Death/Disability (7)	$—	$39,773	$275,186	$1,288,874	$1,603,833	$—	$1,603,833
Matthew O. Walsh
Change of Control (5)	$—	$35,797	$314,322	$1,470,798	$1,820,917	$—	$1,820,917
Change of Control Followed by Termination (6)	$3,000,000	$35,797	$314,322	$1,470,798	$4,820,917	$—	$4,820,917
Death/Disability (7)	$—	$35,797	$314,322	$1,448,795	$1,798,914	$—	$1,798,914

(1)
The cash severance payment is calculated by adding the 2016 accrued but unpaid annual incentive to either three times the sum of current annual salary plus target annual incentive for each of the Executive Officers.

(2)
The value of the accelerated vesting of stock options is calculated by multiplying the number of unvested stock options by the difference between the closing share price of our Class A Common Stock on the NYSE on December 31, 2016 of $69.41 and the exercise price of the stock option.

(3)
The value of the accelerated vesting of restricted stock is calculated by multiplying the number of unvested shares of restricted stock awarded by the closing share price of our Class A Common Stock on the NYSE on December 31, 2016 of $69.41. As of December 31, 2016, the value of the accelerated vesting of the PBRSUs is calculated by multiplying the number of PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2016 of $69.41. Additionally, no amount is included for the performance-based TSR RSU awards for our Executive Officers as the threshold level for any payout under the 2015 and 2014 annual awards granted under the TSR RSU Program had not been met.

(4)
Mr. Brown’s after-tax change of control payment, including his payment of the 20% excise tax, would be more than the after-tax payment of the Section 280G safe harbor limit less one dollar less the scaleback. Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus’ total payment is within the Section 280G safe harbor limit and will not result in the payment of the excise tax. A personal federal tax rate of 46% was used in calculating the after-tax amounts for Messrs. Hellmann and Gallagher and Ms. Fergus, 42% and 47% was used for Messrs. Brown and Walsh, respectively.

(5)
Represents payments under the provisions of the DCP, if applicable, and equity award agreements under the Omnibus Plan, which provide for payments upon a change of control exclusive of our continuity agreements. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the Section 280G safe harbor provisions. In addition, pursuant to the award agreements for option and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control. As of December 31, 2016, the value of the accelerated vesting of the PBRSUs is calculated by multiplying the number of PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2016 of $69.41. Additionally, no amount is included for the performance-based TSR RSU awards for our Executive Officers as the threshold level for any payout under the 2015 and 2014 annual awards granted under the TSR RSU Program had not been met.

(6)
Represents payments under the continuity agreements in the event of a change of control followed by termination without cause or resignation for good reason by the executive within two years of the change of control. As of December 31, 2016, the value of the accelerated vesting of the PBRSUs is calculated by multiplying the number of PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2016 of $69.41. Additionally, no amount is included for the performance-based TSR RSU awards for our Executive Officers as the threshold level for any payout under the 2015 and 2014 annual awards granted under the TSR RSU Program had not been met.

(7)
Assuming a December 31, 2016 death or disability, Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus would be entitled to the acceleration of unvested DCP account balances, subject to the Section 280G safe harbor provisions. Beginning with the May 2014 equity grants, pursuant to the award agreements for option and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon death or disability. The value of the accelerated vesting of stock options is calculated by multiplying the number of unvested stock options by the difference between the closing share price of our Class A Common Stock on the NYSE on December 31, 2016 of $69.41 and the exercise price of the stock option. In addition, pursuant to the Executive Officers’ PBRUS and performance-based TSR RSU award agreements, in the event of involuntary termination as a result of death or disability, the service-based vesting will fully accelerate although the performance-based conditions will continue to apply. As of December 31, 2016, the value of the accelerated vesting of the PBRSUs is calculated by multiplying the number of PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2016 of $69.41. Additionally, no amount is included for the performance-based TSR RSU awards for our Executive Officers as the threshold level for any payout under the 2015 and 2014 annual awards granted under the TSR RSU Program had not been met.

Payments in the Event of Retirement
In the event of retirement at December 31, 2016, none of the participating Executive Officers are entitled to acceleration of unvested DCP balances, unvested options, unvested restricted stock or unvested performance-based TSR RSU or PBRSU awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and related footnotes set forth as of March 27, 2017 (except to the extent indicated in the footnotes to the table below) certain information concerning beneficial ownership of our stock held by (1) each stockholder known to us to own beneficially more than 5% of any class of our voting stock, (2) each of our directors and each director nominee, (3) each of our Executive Officers, and (4) all of our directors and Executive Officers as a group. We have calculated beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder, and the designated address of each individual listed in the table is as follows: Genesee & Wyoming Inc., 20 West Avenue, Darien, Connecticut 06820. We have omitted percentages of less than 1.0% from the table. Unless otherwise indicated, all options to purchase shares of Class A Common Stock, restricted shares, restricted stock units and DSUs were issued pursuant to the Omnibus Plan. Class A Common Stock that can be acquired upon conversion of Class B Common Stock are not included in the Class A Common Stock numbers set forth in the table below.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Percent of Vote (1)
Name and Address of Beneficial Owner	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Directors and Nominees
Mortimer B. Fuller III (2)	62,681	*	695,320	91.71%	10.15%
John C. Hellmann (3)	709,395	1.15%	1,872	*	1.05
Øivind Lorentzen III (4)	47,482	*	—	—	*
Mark A. Scudder (5)	47,278	*	—	—	*
Hans Michael Norkus (6)	21,641	*	—	—	*
Richard H. Bott (7)	16,638	*	—	—	*
Richard H. Allert (8)	12,386	*	—	—	*
Ann N. Reese (9)	12,985	*	—	—	*
Albert J. Neupaver (10)	4,521	*	—	—	*
Hunter C. Smith (11)	4,955	*	—	—	*
Joseph H. Pyne (12)	4,176	*	—	—	*
Other Executive Officers
Matthew O. Walsh (13)	168,301	*	—	—	*
Timothy J. Gallagher (14)	128,151	*	—	—	*
Allison M. Fergus (15)	118,715	*	—	—	*
David A. Brown (16)	93,380	*	—	—	*
All Directors and Executive Officers as a Group (15 persons) (17)	1,452,685	2.34%	697,192	91.96%	12.09%
Significant Stockholders
Wellington Management Group LLP (18)	6,590,598	10.75%	—	—	9.54%
c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210
FMR LLC (19)	6,157,944	10.05%	—	—	8.91%
245 Summer Street Boston, Massachusetts 02210
BlackRock, Inc. (20)	4,636,143	7.60%	—	—	6.71%
55 East 52nd Street New York, New York 10055
The Vanguard Group (21)	4,586,577	7.80%	—	—	6.64%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

*	Represents less than 1%.

(1)
Reflects the voting power of the outstanding share holdings shown on the table as a result of the fact that Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

(2)
The amounts shown include: (1) 4,103 shares of Class A Common Stock owned by Mr. Fuller individually; (2) 2,402 shares of Class A Common Stock represented by restricted stock; (3) 7,670 shares of Class A Common Stock that may be received for DSUs; (4) 24,530 shares of Class A Common Stock held by two trusts one of which Mr. Fuller is the trustee and the other of which Mr. Fuller is the investment trustee; (5) 226 shares of Class A Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership; (6) 23,750 shares of Class A Common Stock are held in a non-profit organization of which Mr. Fuller and Mrs. Fuller have shared voting and dispositive power; (7) 638,572 shares of Class B Common Stock owned by Mr. Fuller individually; (8) 54,000 shares of Class B Common Stock held by three trusts of which Mr. Fuller is the trustee; and (9) 2,748 shares of Class B Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership.

(3)
The amounts shown include: (1) 318,347 shares of Class A Common Stock owned by Mr. Hellmann individually; (2) 264,644 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 70,849 shares of Class A Common Stock represented by restricted stock; (4) 55,555 shares of Class A Common Stock held by a trust of which Mr. Hellmann is the investment trustee; and (5) 1,872 shares of Class B Common Stock owned by Mr. Hellmann individually. The number of shares in the table includes 231,914 shares of Class A Common Stock held in a brokerage account pledged as collateral for a personal credit facility.

(4)
The amount shown includes: (1) 25,882 shares of Class A Common Stock owned by Mr. Lorentzen individually; (2) 2,500 shares of Class A Common Stock held by a self-directed IRA; (3) 17,514 shares of Class A Common Stock that may be received for DSUs; and (4) 1,586 shares of Class A Common Stock represented by restricted stock.

(5)
The amount shown includes: (1) 44,297 shares of Class A Common Stock owned by Mr. Scudder individually; (2) 1,395 shares of Class A Common Stock that may be received for DSUs; and (3) 1,586 shares of Class A Common Stock represented by restricted stock.

(6)
The amount shown includes: (1) 9,369 shares of Class A Common Stock owned by Mr. Norkus individually; (2) 10,018 shares of Class A Common Stock that may be received for DSUs; and (3) 2,254 shares of Class A Common Stock represented by restricted stock.

(7)
The amount shown includes: (1) 9,799 shares of Class A Common Stock owned by Mr. Bott individually; (2) 5,253 shares of Class A Common Stock that may be received for DSUs; and (3) 1,586 shares of Class A Common Stock represented by restricted stock.

(8)
The amount shown includes: (1) 4,341 shares of Class A Common Stock owned by Mr. Allert individually; (2) 6,918 shares of Class A Common Stock that may be received for DSUs; and (3) 1,127 shares of Class A Common Stock represented by restricted stock units that vest within 60 days.

(9)
The amount shown includes: (1) 3,416 shares of Class A Common Stock owned by Ms. Reese individually; (2) 7,315 shares of Class A Common Stock that may be received for DSUs; and (3) 2,254 shares of Class A Common Stock represented by restricted stock.

(10)	The amount shown includes: (1) 2,935 shares of Class A Common Stock owned by Mr. Neupaver individually; and (2) 1,586 shares of Class A Common Stock represented by restricted stock.

(11)
The amount shown includes: (1) 501 shares of Class A Common Stock owned by Mr. Smith individually; (2) 2,366 shares of Class A Common Stock that may be received for DSUs; and (3) 2,088 shares of Class A Common Stock represented by restricted stock.

(12)
The amount shown includes: (1) 935 shares of Class A Common Stock owned by Mr. Pyne individually; (2) 1,655 shares of Class A Common Stock that may be received for DSUs; and (3) 1,586 shares of Class A Common Stock represented by restricted stock.

(13)
The amount shown includes: (1) 82,563 shares of Class A Common Stock owned by Mr. Walsh individually; (2) 67,087 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 18,651 shares of Class A Common Stock represented by restricted stock. The number of shares in the table includes 81,433 shares of Class A Common Stock held in a brokerage account pledged as collateral for a personal credit facility.

(14)
The amount shown includes: (1) 34,104 shares of Class A Common Stock owned by Mr. Gallagher individually; (2) 76,273 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 17,774 shares of Class A Common Stock represented by restricted stock.

(15)
The amount shown includes: (1) 45,342 shares of Class A Common Stock owned by Ms. Fergus jointly with her spouse; (2) 56,952 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 16,421 shares of Class A Common Stock represented by restricted stock.

(16)
The amount shown includes: (1) 11,703 shares of Class A Common Stock owned by Mr. Brown individually; (2) 66,120 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 15,557 shares of Class A Common Stock represented by restricted stock.

(17)
See footnotes 2 through 16 to this table. The amounts shown include: (1) 704,198 shares of Class A Common Stock owned individually, by a spouse individually, jointly with a spouse or in a self-directed IRA, including 80,085 shares of Class A Common Stock which are held in trusts and 23,750 shares of Class A Common Stock held in a non-profit organization; (2) 531,076 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 643,192 shares of Class B Common Stock owned individually or by a spouse individually; (4) 54,000 shares of Class B Common Stock which are held in trusts; (5) 156,180 shares of Class A Common Stock represented by restricted stock; (6) 1,127 shares of Class A Common Stock represented by restricted stock units that vest within 60 days; and (7) 60,104 shares of Class A Common Stock that may be received for DSUs.

(18)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by Wellington Management Group LLP (“Wellington”) and certain affiliated entities with the SEC on February 9, 2017. According to their joint Schedule 13G/A, Wellington has shared voting power with respect to 5,107,241 shares of Class A Common Stock and shared dispositive power with respect to 6,590,598 shares of Class A Common Stock; Wellington Group Holdings LLP has shared voting power with respect 5,107,241 shares of Class A Common Stock and shared dispositive power with respect to 6,590,598 shares of Class A Common Stock; Wellington Investment Advisors Holdings LLP has shared voting power with respect to 5,107,241 shares of Class A Common Stock and shared dispositive power with respect to 6,590,598 shares of Class A Common Stock; and Wellington Management Company LLP has shared voting power with respect to 4,672,297 shares of Class A Common Stock and shared dispositive power with respect to 6,014,313 shares of Class A Common Stock.

(19)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson with the SEC on February 10, 2017. According to their joint Schedule 13G/A filing, they have sole voting power with respect to 780,632 shares of Class A Common Stock and sole dispositive power with respect to 6,157,944 shares of Class A Common Stock.

(20)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 24, 2017. BlackRock has sole voting power with respect to 4,410,546 shares of Class A Common Stock and sole dispositive power with respect to 4,636,143 shares of Class A Common Stock.

(21)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2017. Vanguard has sole voting power with respect to 41,001 shares of Class A Common Stock, shared voting power with respect to 6,267 shares of Class A Common Stock, sole dispositive power with respect to 4,547,805 shares of Class A Common Stock and shared dispositive power with respect to 38,772 shares of Class A Common Stock.

PROPOSAL TWO:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In response to the preference expressed by a majority of our stockholders at our 2011 Annual Meeting of Stockholders, the Company determined in May 2011 that it would hold a vote on the compensation of its named executive officers every three years. Accordingly, pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these Proxy Materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed under pages 26 to 43 (a “say-on-pay” vote).
While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee value the opinions of our stockholders and intend to carefully consider the results of this vote when making future compensation decisions for our named executive officers.
The language of the resolution is as follows:
“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the 2017 Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures.”
The executive compensation program for our named executive officers is based on the Company’s compensation philosophy, which seeks to reward safe operations that deliver both profitable annual results and long-term increases in stockholder value as reflected in the Company’s stock price. The Compensation Committee believes the compensation paid to each of our named executive officers is reasonable and that the structure of our executive compensation program, which more heavily weights executive compensation to reward the creation of long-term stockholder value rather than short-term financial performance, is appropriate.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy and drive shareholder value. In determining how to vote, stockholders should consider the Company’s record financial results and stock price performance over time, as well as the Company’s favorable pay practices. Highlights, which include the impact of acquisitions, are as follows:
Execution of the Company's Safety Program
For the one year period ended December 31, 2016:

•
The Company's worldwide operations completed 2016 with an employee injury-frequency rate (IFR) of 0.73 per 200,000 hours, a 33% improvement over 2015 and safer than any Class I railroad for the eighth consecutive year on a same railroad basis.

•	Ninety-eight G&W railroads were injury-free.

•
The Company's FRA-reportable derailments declined 29% and FRA-reportable derailments per 200,000 man hours worked declined 21%, which declines are indicative of excellence in all aspects of our track maintenance programs, as well as track infrastructure that has never been in better condition.

Execution of the Company's Growth Strategy
In 2016 the Company announced significant acquisitions in each of our three geographic segments: North America, Australia and the U.K./Europe.

•	In the United States, we completed the $126 million acquisition of the Providence and Worcester Railroad Company in New England, which is contiguous with two of our railroads in the Northeast Region.

•
In Australia, we acquired Glencore Rail (NSW) Pty Limited in New South Wales for $845 million and concurrently issued a 48.9% equity stake in G&W Australia Holdings LP, the partnership that holds all of our Australian businesses, to the largest infrastructure fund in the world, Macquarie Infrastructure and Real Assets, making us the 51.1% owner of an Australian business that has doubled in size, with a considerably enhanced growth profile.

•
In the United Kingdom, we announced the $107 million acquisition of Pentalver Transport Limited from APM Terminals, a container storage and logistics business that complements our Freightliner intermodal franchise, with the transaction close expected in the second quarter of 2017.

•
Given cash funding requirements of approximately $300 million for these acquisitions as well as a continued, active investment environment across G&W’s global footprint, the Company raised $287 million from the sale of Class A Common Stock in December 2016. As a result, at year-end, we had over $500 million of borrowing capacity under our revolving credit facility.

Company Financial Performance
For the one year period ended December 31, 2016:

•	Total shareholder return was +29%, which ranked at the 79th percentile of companies in our compensation and performance peer group.

•	Operating Revenues in 2016 were unchanged from 2015 at $2.0 billion.

•
Free Cash Flow increased from $193.0 million in 2015 to $259.3 million in 2016. Before investments in equipment and facilities to support new business, Free Cash Flow increased from $258.7 million in 2015 to $283.8 million in 2016.*

•	The Company’s stock price increased 29.3%, from $53.69 on December 31, 2015 to $69.41 on December 31, 2016.
Favorable Pay Practices

•	Nearly 80% of our CEO’s compensation was tied to Company and individual performance.

•
A significant portion of each Executive Officer’s compensation is based on performance as measured against pre-determined goals under the GVA methodology such as our after-tax operating profit (less a capital charge) and safety results (derived from ratios of the number of reportable injuries to man hours worked, as defined by the Federal Railroad Administration).

•
A significant portion of an Executive Officer’s compensation is tied to the Company’s stock performance. For example, in 2016, the CEO’s cash compensation (base salary and annual incentive compensation) and equity compensation (stock options, restricted stock and performance-based TSR RSU and PBRSU awards) represented 36% and 61%, respectively, of the CEO’s total compensation.

•	Our equity plans prohibit repricing and backdating and contain confidentiality and non-compete obligations that protect the Company and stockholders.

•	We minimize risk-taking incentives in our executive compensation programs by putting caps and carry forwards (including negative amounts) on the amounts that can be paid under our GVA methodology.
We believe that the information provided in this proxy statement demonstrates that our executive compensation program is designed appropriately to attract and retain talented executives and to align our executives’ interests with our stockholders’ interests.
The Board of Directors unanimously recommends a vote FOR approval of the compensation paid to our named executive officers.
----------------
*Free Cash Flow is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” on page 67 of this Proxy Statement.

PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers (that is, a vote similar to the non-binding, advisory vote in Proposal Two on page 60) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.
In considering their vote, stockholders may wish to review with care the information presented in connection with the preceding proposal, the information on the Company’s compensation policies and decisions regarding the Executive Officers presented in Compensation Discussion and Analysis on pages 26 to 40, as well as the discussion regarding the role of the Compensation Committee on pages 15 and 29.
After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for the Company at this time, and, therefore, our Board recommends that you vote for future advisory votes on executive compensation to occur each year.
In formulating its recommendation, the Board recognized that the Company's executive compensation programs are designed to promote long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with the current prevailing market practice and our appreciation of input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.
The Board of Directors recommends a vote of “ONE YEAR” with respect to the frequency with which stockholders are provided an advisory vote on the compensation paid to our named executive officers.

PROPOSAL FOUR:
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
PwC served as our independent registered public accounting firm for our fiscal year ended December 31, 2016. In addition to the audit of the 2016 financial statements, the Audit Committee engaged PwC to perform certain other services for which it was paid fees. PwC has served as our independent registered public accounting firm since 2002. Our Audit Committee believes that the continued retention of PwC is in the best interests of the Company and its stockholders and has selected PwC as our independent registered public accounting firm for fiscal year 2017.
We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2017. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as guidance to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
One or more representatives of PwC are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions. In addition, the representatives will have the opportunity to make a statement if they so desire.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for its fiscal year 2017.
Principal Accountant Fees and Services
Aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2015 and 2016 were:

	2015	2016
Audit Fees (1)	$3,130,000	$3,307,000
Audit-Related Fees (2)	51,000	309,750
Tax Fees	—	—
All Other Fees (3)	8,000	8,000
Total	$3,189,000	$3,624,750

(1)
Audit fees for the years ended December 31, 2015 and 2016 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting, statutory audits and assistance with review of documents filed with the SEC. The increase in audit fees for the year ended December 31, 2016 was primarily due to the incremental audit effort associated with the GRail and P&W acquisitions.

(2)
Audit-Related fees for the year ended December 31, 2015 were for audit, assurance and related services by PwC primarily related to the issuance of consents (Forms S-3 and S-8) and the provision of accounting advice. Audit-Related fees for the year ended December 31, 2016 were for audit, assurance and related services by PwC primarily related to the 2016 equity offering and the provision of accounting advice.

(3)	All other fees for the years ended December 31, 2015 and 2016 were for products and services provided by PwC related to a license agreement for accounting research software.
Annually, the Audit Committee reviews and pre-approves the audit services to be provided by our independent registered public accounting firm for the fiscal year, including the financial plan for the audit fees and services. In addition, the Audit Committee annually provides pre-approval for designated types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee, subject to an annual dollar limitation and other terms specified by the Audit Committee. Any other service to be provided by the independent registered public accounting firm requires specific pre-approval by the Audit Committee. The specific services provided by the independent registered public accounting firm and the dollar amounts of fees paid for such services are reported to the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to grant pre-approvals subject to a dollar limitation. Any pre-approval by the Chair of the Audit Committee is summarized for the full committee at its next scheduled meeting.

QUESTIONS AND ANSWERS ABOUT BOARD COMMUNICATIONS, COMPANY DOCUMENTS AND STOCKHOLDER PROPOSALS

HOW CAN I COMMUNICATE WITH THE BOARD?
Stockholders and other interested parties who would like to communicate directly with our Board, our non-management directors or any individual director may do so by writing to our Secretary at Genesee & Wyoming Inc., 20 West Avenue, Darien, Connecticut 06820, and specifying whether such communication is addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and other interested parties are encouraged to use our hotline, which is discussed below.

HOW CAN I ACCESS ELECTRONICALLY OR RECEIVE A COPY OF THE FORM 10-K?
Our Form 10-K is included in our Annual Report, which is being made available to the Company’s stockholders on the Internet at www.proxyvote.com on or around April 10, 2017.
You can also obtain, free of charge, a copy of our Form 10-K (including the financial statements and the financial statement schedules, if any) by:

•	accessing our Internet site at www.gwrr.com/investors;

•	writing to us at Genesee & Wyoming Inc., Corporate Communications, 20 West Avenue, Darien, Connecticut 06820; or

•	calling us at (203) 202-8900.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

HOW CAN I SUBMIT A PROPOSAL FOR THE 2018 ANNUAL MEETING?
Under the SEC’s rules and regulations, in order for any stockholder proposal to be included in our proxy statement to be issued in connection with our 2018 annual meeting, that proposal must be received by our Secretary at our executive office currently located at 20 West Avenue, Darien, Connecticut 06820, no later than December 11, 2017. If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting. Pursuant to our by-laws, if
stockholders wish to submit director nominations or other

business proposals, including any stockholder proposals to be included in our proxy statement, at the 2018 annual meeting certain advanced notice procedures must be followed. Such procedures require that the stockholder give timely written notice to our Secretary. To be considered timely, such notice containing required information must be in writing and be delivered to our Secretary at our principal executive offices no earlier than February 13, 2018, and no later than March 15, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being timely received.

WHAT IS HOUSEHOLDING?
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. While the Company does not household, a number of brokerage firms with account holders who are Company stockholders household proxy materials, delivering a single set of our Proxy Materials or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and the Company will promptly deliver, a separate copy of the Proxy Materials or Notice by writing to our Secretary at our principal executive offices, which are located at 20 West Avenue, Darien, Connecticut 06820 or by calling (203) 202-8900.

REPORT OF THE AUDIT COMMITTEE
The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website at www.gwrr.com/governance. The Audit Committee has:

•
selected PwC as our independent registered public accounting firm to audit and report on our consolidated financial statements as of and for the year ended December 31, 2016 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”);

•	reviewed and discussed our audited financial statements for 2016 with management and with PwC, our independent registered public accounting firm;

•
discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, including the quality of the Company’s accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•
received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•
the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•	PwC, which is engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.
Audit Committee:
Ann N. Reese, Chairman
Richard H. Allert
Richard H. Bott
Albert J. Neupaver
Mark A. Scudder

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This proxy statement contains references to free cash flow and free cash flow before new business investments, which are “non-GAAP financial measures” as this term is defined in Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934. In accordance with these rules, G&W has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.
Management views these non-GAAP financial measures as an important financial measure of how well G&W is managing its assets and a useful indicator of cash flow that may be available for discretionary use by G&W. Management also views these non-GAAP financial measures as a way to assess comparability between periods. Key limitations of the free cash flow measure include the assumptions that G&W will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt.
These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measure. These non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies.
The following table sets forth a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures (in millions):

	Twelve Months Ended
	2016	2015
Net cash provided by operating activities	$407.0	$475.1
Net cash used in investing activities	(1,135.0)	(1,074.3)
Net cash used for acquisitions	987.3	792.2
Free cash flow	259.3	193.0
New business investments	24.5	65.6
Free cash flow before new business investments	$283.8	$258.7

OTHER MATTERS
Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the proxyholders will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus
General Counsel and Secretary
Dated: April 10, 2017

GENESEE & WYOMING INC.
ATTN: SECRETARY
20 WEST AVENUE
DARIEN, CT 06820

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 23, 2017 (May 22, 2017 for participants of the Company's employee stock purchase plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 23, 2017 (May 22, 2017 for participants of the Company's employee stock purchase plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than May 23, 2017 (May 22, 2017 for participants of the Company's employee stock purchase plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20799-P88590

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENESEE & WYOMING INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors for a Three-Year Term Expiring in 2020	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John C. Hellmann
02) Albert J. Neupaver
03) Joseph H. Pyne
04) Hunter C. Smith

The Board of Directors recommends you vote FOR Proposals 2 and 4 and for 1 YEAR on Proposal 3:

	For	Against	Abstain
2. Approve, in a non-binding, advisory vote, the compensation paid to the Company's named executive officers.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E20800-P88590

GENESEE & WYOMING INC.

Annual Meeting of Stockholders to be held on Wednesday, May 24, 2017 10:00 A.M. EDT

This Proxy is solicited on behalf of the Board of Directors for the 2017 Annual Meeting of Stockholders

The undersigned hereby appoints ALFRED Q. RICOTTA and TIMOTHY J. GALLAGHER, and each of them, proxies for the undersigned, with power of substitution, to represent and vote as designated on the reverse side of this card all shares of Class A Common Stock and all shares of Class B Common Stock (if any) of GENESEE & WYOMING INC. (the "Company") held of record by the undersigned on March 27, 2017, at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Wednesday, May 24, 2017 at 10:00 A.M. EDT, or at any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement and Annual Report describing more fully the proposals set forth herein.

This Proxy, when properly executed, will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. **If the Proxy is signed but no direction is given, such Proxy will be voted FOR the election of the four nominees for director listed on the reverse side of this card, FOR Proposals 2 and 4, for "1 YEAR" for Proposal 3 and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.**

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

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